Execution Copy

                              COMBINATION AGREEMENT

                                      AMONG

                     TRANSACTION SYSTEMS ARCHITECTS, INC.,


              TRANSACTION SYSTEMS ARCHITECTS NOVA SCOTIA COMPANY,


                             TSA EXCHANGECO LIMITED

                                       AND

                              MESSAGINGDIRECT LTD.

                                                                  Execution Copy

                              COMBINATION AGREEMENT

         COMBINATION AGREEMENT, dated as of October 24, 2000, among Transaction Systems Architects, Inc., a Delaware corporation ("TSA"), Transaction Systems Architects Nova Scotia Company, a Nova Scotia unlimited company ("TSA Holdco"), TSA Exchangeco Limited, a Nova Scotia limited company ("TSA Exchangeco") and MessagingDirect Ltd., an Alberta corporation ("MDL").

                                    RECITALS

         WHEREAS, the respective boards of directors of TSA, TSA Holdco, TSA Exchangeco and MDL deem it advisable and in the best interests of their respective shareholders to combine their respective businesses by TSA Exchangeco acquiring shares of MDL pursuant to this Agreement and the Plan of Arrangement;

         WHEREAS, in furtherance of such combination, the respective boards of directors of TSA and MDL have approved the transactions contemplated by this Agreement and the board of directors of MDL has agreed to submit the Plan of Arrangement and the other transactions contemplated hereby to its shareholders and the Court of Queen's Bench of Alberta for approval;

         WHEREAS, concurrently with the execution of this Agreement, the MDL Principal Securityholders have executed a Principal Securityholders' Agreement, agreeing, among other things, to vote in favor of the Plan of Arrangement and the transactions contemplated by this Agreement;

         WHEREAS, the transactions contemplated by this Agreement and the Plan of Arrangement are structured in a manner to meet the requirements of Section 85 of the Income Tax Act (Canada) for the purpose of: (1) permitting the deferral of tax by the Canadian resident shareholders of MDL; and (2) meeting the requirements of Section 338 of the United States Internal Revenue Code, including the transfer of certain non-voting preferred stock to one or more third parties for the purpose of permitting TSA Exchangeco to obtain a step-up in the tax basis of the assets of MDL; and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Plan of Arrangement;

         NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                 INTERPRETATION

1.1      Definitions

         Unless the context otherwise requires, the terms defined below in this
Article I shall have, for the purposes of this Agreement, the respective meanings set forth below:

"ABCA" means the Business Corporations Act (Alberta), S.A. 1981, c. B-15;

"Additional  Consideration"  has the  meaning  ascribed  thereto  in  Subsection
2.2(f);

"Affiliate" has the meaning ascribed to that term in the ABCA;

"Affiliate Letter" means a letter whereby SEC Affiliates of MDL make certain investment representations and acknowledge certain restrictions under applicable securities Laws on the resale of the securities issuable pursuant to the Plan of Arrangement, substantially in the form attached as Exhibit 9.9(a);

"Agreement" means this Combination Agreement together with the MDL Disclosure Letter and all Exhibits thereto;

"Alternative Proposal Fee" means an amount equal to the lesser of: (a) $2,400,000.00, or (b) five percent (5%) of the product derived by multiplying 3,357,500 by the Average Trading Price, which amount is in addition to the TSA Expenses;

"Ancillary Agreements" means the Principal Securityholders' Agreement, the Support Agreement, the Voting and Exchange Trust Agreement and the Escrow Agreement;

"Arrangement" means the arrangement contemplated by the Plan of Arrangement;

"Articles of Arrangement" mean the articles of arrangement of MDL to be filed pursuant to Section 186 of the ABCA;

"Associate" has the meaning ascribed to that term in the ABCA;

"Average Trading Price" means the simple average of the closing sale price of a TSA Class A Common Share as reported by the National Association of Securities Dealers on the NASDAQ for the thirty (30) consecutive trading days immediately preceding two (2) trading days prior to the MDL Securityholders' Meeting;

"Business Combination Transaction" means any of the following involving MDL but not involving TSA or its Affiliates as the other party to such transaction: (1) any merger, amalgamation, consolidation, share exchange, business combination or other similar transaction; (2) except as set forth in the letter from MDL to TSA dated October 22, 2000, any sale, lease, exchange, transfer or other disposition (other than a pledge or mortgage) of 90% or more of the assets of MDL or MessagingDirect (UK) Limited (other than MDL IP Rights) or any MDL IP Rights having a value in excess of $7,500,000.00 in a single transaction or series of transactions; or (3) the acquisition by a Person or any "group" (as such term is defined under Section 13(d) of the Exchange Act) of beneficial ownership of 25% or more of the then issued and outstanding MDL Class A Shares or other voting or equity interests of MDL or the shares of MessagingDirect (UK) Limited whether by tender offer, take-over bid or otherwise;

"Business Day" means any day, other than a Saturday, a Sunday or a day which is a statutory or civic holiday in the Province of Alberta or the State of Nebraska;

"Canadian Dollar Equivalent" means in respect of an amount expressed in currency other than Canadian dollars (the "Foreign Currency Amount") on any date, the product obtained by multiplying (a) the Foreign Currency Amount by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the board of directors of TSA Exchangeco to be appropriate for such purpose;

"Canadian Generally Accepted Accounting Principles" or "Canadian GAAP" means such recommendations as the Canadian Institute of Chartered Accountants includes in its handbook concerning accounting treatment or statement of presentation;

"Canadian Prospectus" means a preliminary prospectus or prospectus filed or to be filed with any securities commission or regulatory authority in any province or territory of Canada;

"Canadian Resident" means a resident of Canada for the purposes of the ITA;

"Closing" means the closing of the transactions contemplated herein on the Closing Date;

"Closing Date" means the date determined in accordance with Section 7.1 or such earlier or later date as may be agreed upon by the parties;

"Code" means the United States Internal Revenue Code of 1986;

"Compensation Warrants" means the warrants issued by MDL to Yorkton Securities Inc., the particulars of which are listed in Subsection 3.2(a) of the MDL Disclosure Letter;

"Court" means the Court of Queen's Bench of Alberta;

"Design Documentation" means any documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of any of the software products of the MDL Companies;

"Distribution Agreement" means the distribution agreement between MDL and TSA or a TSA Affiliate dated as of October 24, 2000;

"Dollars" or "$" means United States dollars except where Canadian funds are expressly indicated;

"Effective Date" means the date that the Articles of Arrangement are filed pursuant to the ABCA;

"Effective  Time" means 12:01 a.m.  (Edmonton,  Alberta  time) on the  Effective
Date;

 "Employees" or "Employee" means any active or inactive person or individual, including any officer, independent or dependent contractor employed or engaged by a MDL Company;

"Encumbrance" means any security interest, lien, charge, pledge, encumbrance, mortgage, hypothec, lease, adverse claim, or title retention agreement of any nature or kind;

"Escrow Agent" means Wells Fargo Bank Minnesota, N.A. as designated under the Escrow Agreement;

"Escrow Agreement" means the agreement to be entered into on the Closing Date among the TSA Companies, the Indemnifying Shareholders, the Shareholder Agent (as such term is defined therein) and the Escrow Agent, substantially in the form attached as Exhibit 2.4;

"Escrowed Shares" means 20% of the aggregate number of Exchangeable Shares and TSA Class A Common Shares delivered by TSA Exchangeco on the Effective Date as consideration for MDL Class A Shares pursuant to the Arrangement;

"Exchange Act" means the United States Securities Exchange Act of 1934;

"Exchange Ratio" means the number which equals the quotient derived by dividing 3,157,500 by the Fully-Diluted Share Capital, subject to adjustment pursuant to
Section 2.7 (Adjustment for Exchange Ratio Prior to Effective Date);

"Exchangeable Shares" has the meaning ascribed to such term in the Plan of Arrangement attached hereto;

"Fully-Diluted Share Capital" means the sum of (i) the outstanding MDL Class A Shares, plus (ii) the MDL Class A Shares issuable upon exercise of the MDL Options less the quotient derived by dividing (A) the aggregate exercise price for the MDL Class A Shares purchasable under such MDL Options by (B) the product derived by multiplying (I) the Exchange Ratio by (II) the Average Trading Price, plus (iii) the MDL Class A Shares issuable upon conversion and exchange of the Stonebridge Options and the Compensation Warrants pursuant to Subsection 2.2(b). For the purposes of this calculation, all dollar amounts shall be calculated using Canadian dollars or the Canadian Dollar Equivalent.

"Governmental Entity" means any court, tribunal, administrative agency, regulatory body or commission or other governmental authority or instrumentality, whether federal, provincial, state, local or other and whether domestic or foreign and for greater certainty shall include securities commissions and regulatory authorities in each Canadian province or territory;

"Hazardous Materials" means any pollutant, contaminant, hazardous or toxic material, regulated biological, chemical or physical agents used, treated, stored, processed, generated, manufactured, disposed, handled, transported, released, spilled, produced, discharged or emitted by any Person;

"HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976;

"Indemnifying Shareholders" means all MDL Securityholders who receive either Exchangeable Shares or TSA Class A Common Shares under the Plan of Arrangement at the Effective Time;

"Intellectual Property Rights" means all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, software (including source code and object code form), nonproductized software technology, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, mask works, franchises, licenses, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools, designs, processes, works of authorship, computer programs and technical data and information and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records;

"ITA" means the Income Tax Act of Canada, R.S.C. 1985, c.1 (5th Supp.);

"Law" means any federal, state, provincial, territorial, municipal or other law, statute, regulation, code, recommendation, notice, judgment, treaty, directive, ordinance, writ, injunction, decree, by-law, order, restriction, official plan or stated policy, whether domestic or foreign; and "Laws" means all of the foregoing;

"Liabilities" means any and all debts, liabilities or obligations of any nature or kind whatsoever, whether known or unknown, due or to become due, accrued, absolute, contingent, unliquidated or otherwise;

"Losses" means any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, deficiencies, costs and expenses (including without limitation, all legal and other professional fees and disbursements), interest, penalties, costs of investigation and defence and amounts paid in settlement arising directly or indirectly as a consequence of such matter;

"Material Adverse Effect" means, when used with respect to any entity or group of entities, any event, change or effect, that is materially adverse to the financial condition, properties, assets, Liabilities, businesses, operations, results of operations or long-term prospects of such entity or group, taken as a whole;

"MDL" means MessagingDirect Ltd., an Alberta corporation;

"MDL Balance Sheet" means the unaudited June 30, 2000 consolidated balance sheet of MDL, a copy of which is attached hereto as Exhibit 3.4;

"MDL Balance Sheet Date" means June 30, 2000;

"MDL Class A Shares" means one or more of the outstanding Class A common shares of MDL;

"MDL Companies" means, collectively, MDL and the MDL Subsidiaries;

"MDL Contracts" means all written or oral contracts, agreements and other instruments which bind any of the MDL Companies;

"MDL Disclosure Letter" means the letter delivered by MDL to TSA contemporaneously with this Agreement;

"MDL Financial Statements" means (i) the audited consolidated balance sheets of MDL as of December 31, 1999, March 31, 1999 and February 28, 1998 and the related consolidated statements of loss and deficit and cash flows for the periods ended December 31, 1999, reported on by KPMG, Chartered Accountants, and Wooldridge & Company, Chartered Accountants, and (ii) the unaudited consolidated balance sheet of MDL as of June 30, 2000 and the related consolidated statements of loss and deficit and cash flows for the six months ended June 30, 2000, certified to TSA by the V. P. Finance of MDL, in his capacity as a Senior Officer;

"MDL IP Rights" means all Intellectual Property Rights which any of the MDL Companies own, or have the right to use, sell or license;

"MDL Options" means the options issued by MDL under MDL's Stock Option Plan, the particulars of which are listed on Subsection 3.2(a) of the MDL Disclosure Letter;

"MDL Principal Securityholders" means the parties listed in Subsection 3.2(a) of the MDL Disclosure Letter;

"MDL Securities" means, collectively, the MDL Class A Shares, the MDL Options, the Stonebridge Options and the Compensation Warrants;

"MDL Securityholder" means a holder of a MDL Security;

"MDL Securityholders Meeting" means the meeting of all of the MDL
Securityholders (or such MDL Securityholders as directed by the Court) called for the purpose of considering and approving the Arrangement under Section 186 of the ABCA;

"MDL Subsidiaries" means, collectively, MessagingDirect (UK) Limited, a U.K. company, Messaging Direct (U.S.) Inc., a Delaware company, MessagingDirect AP
(Pty) Ltd., an Australian company and Messaging Inc., a Delaware company;

"NASDAQ" means the Nasdaq National Market or any successor systems;

"Ordinary Course" means the ordinary course of business consistent with past custom and practice;

"Permitted Encumbrances" means the Encumbrances listed in Section 3.18 (Ownership of Property) of the MDL Disclosure Letter;

"Person" includes any individual, firm, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, limited liability corporation, unlimited liability company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or government agency, authority or entity however designated or constituted;

"Plan of Arrangement" means the plan of arrangement, substantially in the form attached as Exhibit 2.1, as amended, modified or supplemented from time to time in accordance with its terms;

"Plans" collectively means every Compensation Plan, Benefit Plan and Stock Plan whether written or unwritten, formal or informal, maintained or contributed to or required to be contributed to by any Person for the benefit of any Employee or former Employee or their dependents or beneficiaries. "Compensation Plan" includes every bonus, deferred compensation, incentive compensation, severance or termination pay, pay in lieu of notice, plan, program, agreement or arrangements including compensation practices and policies applicable to such Employees and former Employees. "Benefit Plan" includes every health, or other medical, life, disability or other insurance, supplemental unemployment benefit, pension, retirement, profit sharing, supplemental retirement and other employee benefit plan, program, agreement or arrangement including practices and policies regarding vacations, sick leave, leaves of absence and all perquisites of employment, other than employee benefit programs mandated by Law. "Stock Plan" includes every stock purchase, stock option, restricted stock award and stock appreciation rights, plan, program, agreement or arrangement;

"Principal Securityholders' Agreement" means the agreement between the TSA Companies and the MDL Principal Securityholders, executed contemporaneously with this Agreement;

"Proxy Materials" means any material to be mailed to the MDL Securityholders in connection with the approval and adoption by the MDL Securityholders of the Arrangement (including the Articles of Arrangement giving effect thereto) and related matters;

"Registration Statement" means the Registration Statement on Form S-3 to be filed by TSA with the SEC to register the TSA Class A Common Shares to be issued upon the exchange of the Exchangeable Shares;

"Replacement TSA Options" has the meaning ascribed to such term in Subsection 2.2(g);

"SEC" means the United States Securities and Exchange Commission;

"SEC Affiliate" shall have the meaning attributed to the term "affiliate" as set forth in the U.S. Securities Act;

"Senior Officer" has the meaning ascribed thereto in the Securities Act, S.A. 1981, c.S-6.1 and in the case of MDL or the MDL Companies refers to the Senior Officers of MDL and MessagingDirect (U.K.) Limited and in the case of TSA, refers to the Senior Officers of TSA;

"Shareholders Agreement" means the agreement dated as of December 30, 1999 between MDL, Yorkton Securities Inc., and Stephen E. Kille, R. Stephen Hole, Donald D. Pare, Montage IT Services Inc., and Stonebridge Merchant Capital Corp.;

"Stonebridge Options" means the options issued by MDL to Stonebridge Merchant Capital Corp., the particulars of which are listed on Subsection 3.2(a) of the MDL Disclosure Letter;

"Superior Proposal" means any bona fide written inquiry, offer or proposal for a Business Combination Transaction that in the good faith determination of the board of directors of MDL, after consultation with its financial advisors and with outside legal counsel (a) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal, and (b) would, if consummated in accordance with its terms, reasonably be expected to result in a transaction more favourable to the MDL Securityholders from a financial point of view than the transaction contemplated by this Agreement;

"Support Agreement" means the agreement among the TSA Companies, substantially in the form attached as Exhibit 7.2(b)(i);

"Tax" or "Taxes" means all income, capital, payroll, sales and use, value added, goods and services, documentary, stamp, transfer and real property taxes and customs and excise duties, whether foreign, federal, provincial, state or municipal (including tax withholdings, employer health taxes, workers' compensation assessments, penalties and surcharges, Canada and Quebec Pension Plans and employment insurance premiums, contributions and remittances) and including any interest, penalties or surcharges attributable thereto;

"Tax Returns" means all returns, declarations, reports, statements, claims for refund, amended returns and declarations of estimated taxes (including any attached schedules) or other written information (including elections, declarations, disclosures, estimates and informational returns) required to be supplied to a Taxing Authority in connection with or relating to Taxes;

"Taxing Authority" means Canada Customs and Revenue Agency, the United States Internal Revenue Service or any other taxing authority, including, without limitation, any value added tax or sales tax authority;

"Trustee" means the trustee as designated under the Voting and Exchange Trust Agreement;

"TSA" means Transaction Systems Architects, Inc., a Delaware corporation;

"TSA Balance Sheet Date" means June 30, 2000;

"TSA Class A Common Shares" means one or more of the voting shares of TSA, par value $0.005 per share, having voting rights of one vote per share, and any other securities into which such shares may be changed;

"TSA Companies" means, collectively, TSA,  TSA Holdco and TSA Exchangeco;

"TSA Exchangeco" means TSA Exchangeco Limited, a Nova Scotia limited company;

"TSA Expenses" shall mean all out-of-pocket expenses and fees actually incurred or accrued by any of the TSA Companies in connection with this Agreement and the Arrangement prior to the termination of this Agreement, including without limitation, all fees and expenses of legal counsel, accountants, financial advisors, in connection with the negotiation, preparation, execution, performance and termination of this Agreement, the structuring of the Arrangement, any agreements relating thereto and any filings to be made in connection therewith;

"TSA Holdco" means Transaction Systems Architects Nova Scotia Company, a Nova Scotia unlimited company;

"TSA IP Rights" means all Intellectual Property Rights which any of TSA and its Affiliates own, or have the right to use, sell or license;

"TSA SEC Documents" means each report, schedule, effective registration statement and definitive proxy statement (other than preliminary material) filed by TSA as a registrant with the SEC or the NASDAQ after September 30, 1997;

"TSA Subsidiaries" means each corporation, partnership, company, joint venture and other entity in which TSA beneficially owns or controls, directly or indirectly, more than 50% of the equity, voting rights, profits interest, capital or other similar interest thereof;

"US GAAP" means such recommendations as the American Institute of Certified Public Accountants includes in its handbook concerning accounting treatment or statement of presentation;

"U.S. Securities Act" means the United States Securities Act of 1933; and

"Voting and Exchange Trust Agreement" means the agreement between the TSA Companies and the Trustee, substantially in the form attached as Exhibit 7.2(b)(ii).

1.2      Interpretation not affected by headings, etc

         The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number and/or a letter refer to the specified Article or Section of this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement (including the Schedules and Exhibits hereto) and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3      Currency

         Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful money of the United States of America.

1.4      Number, etc

         Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5      Date for any action

         In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6      Accounting Matters

         Unless otherwise stated, all accounting terms used in this Agreement with respect to MDL shall have the meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature with respect to MDL required to be made shall be made in a manner consistent with Canadian GAAP and practices, consistently applied. Unless otherwise stated, all accounting terms used in this Agreement with respect to TSA shall have the meanings attributable thereto under United States GAAP and all determinations of an accounting nature with respect to TSA required to be made shall be made in a manner consistent with United States GAAP and practices, consistently applied.

1.7      Statutory References

         Any reference in this Agreement to a statute includes such statute as amended, consolidated or re-enacted from time to time, all rules and regulations made thereunder, all amendments to such rules and regulations from time to time, and any statute, rule or regulation which supersedes such statute, rule or regulations.

1.8      Knowledge

         Each reference herein to the knowledge of a party means, unless otherwise specified, the knowledge of such party's Senior Officers following due inquiry.

                                   ARTICLE II
                          STRUCTURE OF THE TRANSACTION

2.1      Court Approval

         As soon as reasonably practicable after execution of this Agreement, MDL will apply to the Court pursuant to Section 186 of the ABCA for an interim order in form and substance reasonably satisfactory to TSA providing for, among other things, the calling and holding of the MDL Securityholders Meeting for the purpose of considering and if deemed advisable, approving the Arrangement under
Section 186 of the ABCA and pursuant to this Agreement and the Plan of Arrangement. If the MDL Securityholders approve the Arrangement, MDL will take the necessary steps to submit the Arrangement to the Court and apply for a final order of the Court approving the Arrangement in such fashion as the Court may direct. Upon receipt of the final order and satisfaction of all conditions set forth in Articles VIII and IX or waiver of such conditions, the Articles of Arrangement shall be filed with the Registrar under the ABCA giving effect to the Arrangement and the transactions specified in Section 2.2 of the Plan of Arrangement shall occur and shall be deemed to occur in the order specified without any further act or formality.

2.2      Arrangement

         Subject to the provisions of Sections 2.3 (Dissenting Shares) and 2.4 (Escrow of Shares) hereof and all as subject to the Plan of Arrangement, at the Effective Time, without any action on the part of the holders thereof, and in the following sequence:

     (a) The MDL Stock Option Plan will be amended to permit acceleration of vesting of the MDL Options and adoption of the MDL Stock Option Plan by TSA.

     (b) Each Stonebridge Option and Compensation Warrant will be converted into and exchanged for the number of fully-paid and non-assessable MDL Class A Shares equal to (i) the number of MDL Class A Shares purchasable on the Effective Date pursuant to such Stonebridge Option or Compensation Warrant, as applicable, less (ii) the quotient derived by dividing (A) the aggregate exercise price for the MDL Class A Shares purchasable under such Stonebridge Option or Compensation Warrant, by (B) the product derived by multiplying (I) the Exchange Ratio by (II) the Average Trading Price. For purposes of this calculation, all dollar amounts will be calculated using Canadian dollars or the Canadian Dollar Equivalent.

     (c) Prior to the Effective Date and in accordance with the Plan of Arrangement, each holder of a MDL Class A Share will have completed an election form to elect to receive Exchangeable Shares or TSA Class A Common Shares from TSA Exchangeco in exchange for their MDL Class A Shares or will be deemed to have elected to receive TSA Class A Common Shares.

     (d) Each TSA Elected Share (as such term is defined in the Plan of Arrangement) will, pursuant to the terms hereof, be transferred to TSA Exchangeco in exchange for a number of fully paid and non-assessable TSA Class A Common Shares based on the Exchange Ratio. The name of each such holder will be removed from the register of MDL Class A Shares and added to the register of TSA Class A Common Shares. TSA Exchangeco will be recorded as the registered holder of such MDL Class A Shares so exchanged and will be deemed to be the legal and beneficial owner thereof. In lieu of fractional TSA Class A Common Shares, each holder of a MDL Class A Share who otherwise would be entitled to receive a fraction of a TSA Class A Common Share on the exchange of all such holder's MDL Class A Shares will be paid by TSA Exchangeco an amount determined as set forth in the Plan of Arrangement.

     (e) Each Exchangeable Elected Share (as such term is defined in the Plan of Arrangement) will, pursuant to the terms hereof, be transferred to TSA Exchangeco in exchange for a number of fully paid and non-assessable Exchangeable Shares based on the Exchange Ratio. The name of each such holder will be removed from the register of MDL Class A Shares and added to the register of Exchangeable Shares. TSA Exchangeco will be recorded as the registered holder of such MDL Class A Shares so exchanged and will be deemed to be the legal and beneficial owner thereof. In lieu of fractional Exchangeable Shares, each holder of a Class A Share who otherwise would be entitled to receive a fraction of an Exchangeable Share on the exchange of all such holder's MDL Class A Shares will be paid by TSA Exchangeco an amount determined as set forth in the Plan of Arrangement.

     (f) Each holder of a TSA Elected Share shall receive additional TSA Class A Common Shares from TSA Exchangeco ("Additional Consideration"). The amount of the Additional Consideration payable to each holder of a TSA Elected Share will equal the product derived by multiplying (i) 200,000, by (ii) the quotient derived by dividing the number of TSA Elected Shares held by such holder by the aggregate number of TSA Elected Shares. In lieu of fractional TSA Class A Common Shares, each holder of a TSA Elected Share who otherwise would be entitled to receive a fraction of a TSA Class A Common Share will be paid by TSA Exchangeco an amount determined in accordance with the Plan of Arrangement.

     (g) Each of the MDL Options will be converted into an option to purchase ("Replacement TSA Option") that number of TSA Class A Common Shares equal to (i) the product of the number of MDL Class A Shares subject to such MDL Option at the Effective Time multiplied by the Exchange Ratio, less (ii) the quotient derived by dividing (A) the aggregate exercise price for the MDL Class A Shares subject to such MDL Option by (B) the Average Trading Price. The exercise price of each TSA Class A Common Share subject to such Replacement TSA Option will equal $0.01 per share. If the foregoing calculation results in an exchanged MDL Option being exercisable for a fraction of a TSA Class A Common Share, then the number of TSA Class A Common Shares subject to such option will be rounded down to the nearest whole number of shares. The obligations of MDL under the MDL Options as so converted shall be assumed by TSA. For purposes of this calculation, all dollar amounts will be calculated using Canadian dollars or the Canadian Dollar Equivalent.

     (h) In consideration of the grant of the Liquidation Call Right, Redemption Call Right and Retraction Call Right (as such terms are defined in the Plan of Arrangement), TSA will issue to and deposit with the Trustee the Special Voting Share to be thereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the holders of the Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement.

     (i) All of the Escrowed Shares will be deposited with the Escrow Agent under the Escrow Agreement.

2.3      Dissenting Shares

         Holders of MDL Class A Shares may exercise rights of dissent with respect to such shares in connection with the Arrangement pursuant to and in the manner set forth in the Plan of Arrangement as may be modified by the Interim Order or the Final Order. MDL shall give TSA (i) prompt notice of any written demands of a right of dissent, withdrawals of such demands, and any other instruments served pursuant to the ABCA and received by MDL, and (ii) the opportunity to participate in all negotiations and proceedings (to the extent permitted by any judicial authority having jurisdiction) with respect to such rights. MDL shall not, except with the prior written consent of TSA, voluntarily make any payment with respect to any such rights or offer to settle or settle any such rights. All payments to such dissenting shareholders shall be the sole responsibility of MDL.

2.4      Escrow of Shares

         At the Effective Time, MDL shall deliver to the Escrow Agent, a certificate or certificates representing the Escrowed Shares for the purposes of securing any indemnity obligations of the Indemnifying Shareholders, all as more particularly described in the Escrow Agreement.

2.5      Other Effects of the Arrangement

         At the Effective Time: (a) the persons recommended by TSA will be elected as directors of MDL; (b) the persons designated by TSA will be elected as officers of MDL; and (c) the Arrangement will, from and after the Effective Time, have all of the effects provided by applicable Law, including the ABCA.

2.6      Exchange of Call Rights for Put Rights

         The Liquidation Call Right, Redemption Call Right and Retraction Call Right (as such terms are defined in the Plan of Arrangement) to be granted to TSA (which, subject to the terms of the Plan of Arrangement, may be assigned or delegated by TSA to TSA Holdco) pursuant to the terms of the Plan of Arrangement will be granted by the holders of Exchangeable Shares (other than TSA and its Affiliates) to TSA as consideration for the Voting Rights, Exchange Rights and Automatic Exchange Rights (as such terms are defined in the Voting and Exchange Trust Agreement) to be granted by TSA to the Trustee for the benefit of the MDL Securityholders in the Voting and Exchange Trust Agreement.

2.7      Adjustments to Exchange Ratio Prior to Effective Date

         If, after the Exchange Ratio has been set but prior to the Effective Time, TSA recapitalizes its outstanding capital stock through a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes, or declares a dividend on its outstanding shares payable in shares of its capital stock or securities convertible into shares of its capital stock, or completes a rights offering for TSA Class A Common Shares solely to its existing shareholders at a price less than market price, or grants a material option solely to existing shareholders to acquire TSA Class A Common Shares at a price less than market price and the record date for any such action is prior to the Effective Time, then the Exchange Ratio will be adjusted proportionately.

2.8      Total Number of Shares

         For the avoidance of doubt, subject to Section 2.7, the total of (i) the TSA Class A Common Shares (including the TSA Class A Common Shares underlying the Replacement TSA Options) and (ii) the Exchangeable Shares to be issued or transferred by the TSA Companies hereunder shall equal 3,357,500, less the number of such shares to which MDL Securityholders exercising rights of dissent would otherwise be entitled.

                                  ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF MDL

         Except as set forth in the MDL Disclosure Letter, MDL hereby represents and warrants to the TSA Companies that:

3.1      Organization, Good Standing, Qualification and Power

         Each of the MDL Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, or continuance, as applicable, has all requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.
Section 3.1 of the MDL Disclosure Letter sets forth a correct and complete list of the MDL Companies, together with the jurisdiction of incorporation, continuance or organization of each MDL Company, a list of the shareholders of each MDL Company, the number of shares held by each shareholder and a correct and complete list of each jurisdiction in which each MDL Company is legally qualified or registered to transact business as a foreign corporation under applicable Law. MDL has delivered to TSA complete and correct copies of the articles or certificates of incorporation (or similar documents) and bylaws of each of the MDL Companies, in each case as amended to the date of this Agreement and currently in effect. None of the MDL Companies is in violation of any of the provisions of its articles or certificates of incorporation, as applicable, or bylaws or equivalent organizational documents.

3.2      Capital Structure

     (a) Stock and Options. The authorized share capital of MDL consists of an unlimited number of MDL Class A Shares, an unlimited number of Class B Preferred Shares and an unlimited number of Class C Preferred Shares. The issued and outstanding capital of MDL is listed in Section 3.2(a) of the MDL Disclosure Letter. All issued and outstanding shares of each of the MDL Companies have been duly authorized and validly issued and are fully paid and non-assessable, are not subject to preemptive rights, are not subject to any right of rescission, and all MDL Securities have been offered, issued, sold and delivered by each of the MDL Companies in compliance with all registration, qualification and prospectus requirements (or applicable exemptions therefrom) of applicable Laws. Section 3.2(a) of the MDL Disclosure Letter sets forth a correct and complete list of each holder of MDL Securities, including, (i) in the case of each MDL Class A Share, the name of the holder thereof, the last known province or state of residence of such holder (as listed in the share register) and the number of MDL Class A Shares held by such holder, (ii) in the case of each MDL Option or Stonebridge Option, the name of the holder thereof, the last known province or state of residence of such holder (as listed in the option register), the grant date of such Option, the number of MDL Class A Shares issuable upon exercise thereof, the per share exercise price and the vesting schedule applicable thereto, (iii) in the case of each Compensation Warrant, the name of the holder thereof, the exercise price thereof, the issue date and expiration date thereof and the number of MDL Class A Shares issuable upon exercise thereof, and (iv) noting the MDL Principal Securityholders.

     (b) No Other Subsidiaries. Except for the MDL Subsidiaries, MDL does not have any equity interest, direct or indirect, in any corporation, partnership, joint venture or other business entity. All of the equity interests in the MDL Subsidiaries are held beneficially by MDL free and clear of any Encumbrance except for security granted to the Toronto-Dominion Bank.

     (c) No Other Commitments. Except for the MDL Options, the Stonebridge Options and the Compensation Warrants and the obligations of MDL under this Agreement, there are no Stock Plans, options, warrants, calls, rights (including, without limitation, stock appreciation rights), commitments, conversion rights, or agreements of any character to which any of the MDL Companies is a party or bound obligating any of the MDL Companies to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of the MDL Companies or securities convertible into or exchangeable for shares of any of the MDL Companies, or obligating any of the MDL Companies to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. There are no voting trusts or other agreements or understandings to which any of the MDL Companies is a party or, to the knowledge of MDL, among any of the MDL Securityholders, with respect to the voting of the shares of any of the MDL Companies, other than the Shareholders Agreement which will terminate on the Closing Date.

     (d)  Registration Rights.

          (i) General. Except as noted in Section 3.2 of the MDL Disclosure Letter, MDL has not registered, is not in the process of registering and is not under any obligation to register under any applicable Laws (including the U.S. Securities Act) or MDL Contract, any of its presently outstanding securities or any securities issuable upon conversion or exercise thereof.

          (ii) Canada.  Except  as noted in  Section  3.2 of the MDL  Disclosure
               Letter, MDL has not filed a Canadian Prospectus, is not in the process of filing a Canadian Prospectus and is not under any obligation to file a Canadian Prospectus, by any applicable Laws or MDL Contract, in respect of a distribution of any of its presently outstanding securities or any securities issuable upon conversion or exercise thereof.

     (e) Shareholders Rights Plan. MDL does not have any shareholders rights protection plan or similar plan or agreement.

     (f) No Reporting Issuer Status. MDL is not a reporting issuer or its equivalent in any Canadian province or territory other than Alberta, Manitoba and Ontario.

3.3      Authority

     (a) Corporate Action. MDL has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Arrangement (subject to Court approval of the Plan of Arrangement and approval by the MDL Securityholders) and the other transactions contemplated by this Agreement and such Ancillary Agreements. The execution and delivery by MDL of this Agreement and the Ancillary Agreements to which it is a party and the consummation by MDL of the Arrangement (subject to its approval by the MDL Securityholders and Court approval of the Plan of Arrangement) and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of MDL. This Agreement has been duly executed and delivered by MDL and is, and the Ancillary Agreements to which it is a party when executed and delivered in accordance with the terms hereof shall be, valid and binding obligations of MDL, enforceable in accordance with their respective terms, except that such enforceability may be subject to
          (i) bankruptcy, insolvency, reorganization or other similar Laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) No Conflict. Neither the execution, delivery and performance by MDL of this Agreement or of any of the Ancillary Agreements to which it is a party, nor the consummation by MDL of the transactions contemplated hereby or thereby nor compliance with the provisions hereof or thereof by MDL will: (i) conflict with, or result in any violations of, the articles of incorporation or bylaws or the comparable governing instruments of any of the MDL Companies, (ii) except as set forth in Subsection 3.3(b) of the MDL Disclosure Letter, result in any breach or violation of or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or give rise to any claim or the loss of any benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of any of the MDL Companies under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, Law, rule, license or permit applicable to any of the MDL Companies or their respective properties or assets, other than any such breaches, defaults, losses, or Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on MDL, or (iii) violate or conflict with any Law.

     (c) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by any of the MDL Companies in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements to which MDL is a party or the consummation of the transactions contemplated hereby or thereby, except as listed in Section 3.3 of the MDL Disclosure Letter or where the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Arrangement or otherwise prevent MDL from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect on MDL.

3.4      Financial Statements

         MDL has provided to TSA true and complete copies of the MDL Financial Statements. The MDL Financial Statements present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and changes in financial position of the MDL Companies as of the dates or for the periods presented therein in conformity with Canadian GAAP applied on a basis consistent with prior periods, except as otherwise noted therein and subject in the case of interim financial statements to normal and recurring year-end audit adjustments.

3.5      Absence of Undisclosed Liabilities

         Except for: (a) the Liabilities provided for in the MDL Balance Sheet;
(b) Liabilities of the MDL Companies incurred since the MDL Balance Sheet Date in the Ordinary Course; and (c) Liabilities for repurchase of MDL Class A Shares which may arise upon the exercise of rights of dissent in connection with the Arrangement and which shall not give rise to any right of indemnification in favour of TSA, there are no material Liabilities of the MDL Companies. All reserves established by MDL and set forth in the MDL Balance Sheet are reasonably adequate.

3.6      Receivables

         The receivables shown on the MDL Balance Sheet arose in the Ordinary Course and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in such balance sheet. Except as noted in Section 3.6 of the MDL Disclosure Letter, the receivables of MDL arising after the date of the MDL Balance Sheet and prior to the Closing Date arose or will arise in the Ordinary Course and have been collected or are or will be collectible in the book amounts thereof, consistent with the past practice of MDL, less an appropriate allowance for doubtful accounts.

3.7      Compliance with Applicable Laws

         The MDL Companies are in compliance, in all material respects, and have conducted their businesses so as to comply, in all material respects, with all Laws applicable to their operations and with respect to which compliance is a condition of engaging in the business thereof. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against any of the MDL Companies or against any of the property or business of any of the MDL Companies, which are continuing in effect and could reasonably be expected to have a Material Adverse Effect on the MDL Companies.

3.8      Litigation

         Except as set forth in Section 3.8 of the MDL Disclosure Letter, there is no suit, action, arbitration, demand, claim or proceeding pending, or to the knowledge of MDL, threatened, against any of the MDL Companies or any of their respective officers or investors (in their capacity as such). Except as listed in Section 3.8 of the MDL Disclosure Letter, there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against any of the MDL Companies or any of their respective properties or assets, nor is there any governmental inquiry or investigation pending, or to the knowledge of MDL, threatened against any of the MDL Companies or the properties, assets or business of any of them before any Governmental Entity with regard to any of the MDL Companies nor is there a basis for such a justifiable and valid inquiry, proceeding, governmental inquiry or investigation. There is no action, suit, proceeding or investigation by any of the MDL Companies that is currently pending or that any of the MDL Companies intends to initiate. MDL has made available to TSA correct and complete copies of all audit response letters prepared by its counsel for its auditors in connection with the last two completed audits of MDL's Financial Statements and any such correspondence since the date of the last such audit.

3.9      Employees

     (a) List of Employees. Section 3.9(a) of the MDL Disclosure Letter lists the names and titles of all Employees and directors of the MDL
          Companies as of August 31, 2000 together with particulars of their compensation, (including any bonus or commission arrangement), position, start date, jurisdiction of residence, their age, and if absent on workers' compensation or state benefits or insurance, sick leave, short term disability or long term disability, pregnancy, maternity, parental, bereavement or adoption leave, or any other approved or statutory leave of absence or layoff.

     (b) Employment Agreements. Section 3.9(b) of the MDL Disclosure Letter lists all of the Compensation Plans and written employment, services, agency, consulting, agreements or contracts or arrangements with Employees and directors of the MDL Companies, all of which are enforceable in accordance with their terms. MDL has provided TSA with a true and correct copy of each such agreement, contract or arrangement. Except to the extent set forth in Section 3.9(b) of the MDL Disclosure Letter, there are no written or oral employment agreements or contracts with Employees or directors of the MDL Companies which are not terminable by the MDL Companies upon providing that period of notice or, at the applicable MDL Companies' option, pay in lieu of notice, required by applicable Law or by providing reasonable notice under common law. Except for the Employees or directors of the MDL Companies, none of the MDL Companies has any obligation to make any wage or salary payments to any Person. Except for changes specifically contemplated in the Plan of Arrangement and except as listed in Section 3.9(b) of the MDL Disclosure Letter, there were no changes in compensation since April 1, 1999 out of the Ordinary Course and there are no increases or modifications (including acceleration) in compensation or benefits planned or announced to the Employees.

     (c) No Union or Collective Agreement. None of the MDL Companies is or has been a party to or bound by any collective agreement; no labour or trade union claims to represent the Employees, or has been certified or recognized as bargaining agent for such Employees; none of the Employees is represented or has been represented by any labour or trade union and none of the MDL Companies has any knowledge of any current labour union organizing activities among their respective Employees, nor does any question concerning representation exist concerning such MDL Employees. There are no outstanding applications for recognition or certification or any other proceedings in which a labour or trade union is claiming or seeking exclusive authority to bargain collectively for any Employees, nor have there been any such activities within the past 3 years.

     (d)  except to the extent set forth in Section 3.9(d) of the MDL Disclosure
          Letter:

          (i) There is no unfair labour practice charge or complaint against any of the MDL Companies outstanding, pending, or to the knowledge of MDL, threatened, against or affecting any of the MDL Companies.

          (ii) There is no strike, cessation of work, refusal to work, industrial or trade dispute or other labour disturbance outstanding, pending, or to the knowledge of MDL, threatened, against or affecting any of the MDL Companies, none of the
               Employees is currently engaged in a labour disturbance, industrial dispute or trade dispute and there has not been any labour disturbance, industrial dispute or trade dispute during the past 3 years.

          (iii)Except as may be jointly initiated by TSA and MDL pursuant to the terms of this Agreement, consummation of the transaction contemplated by this Agreement will not cause or result in the termination of employment of any Employee and will not entitle any such Employee or director of a MDL Company to pay in lieu of notice of termination, termination pay, severance pay, retiring allowance, retirement benefit or any other payment under any written or oral agreement with any of the MDL Companies and will not cause or result in any obligation on the part of any of the MDL Companies to make any payment of any amount greater than $5,000, or provide any compensation of any nature or kind whatsoever, to any of their respective Employees or directors.

          (iv) The MDL Companies have not failed to pay when due all obligations of the MDL Companies, whether arising by operation of Law, contract, past custom or otherwise, for wages, salaries, remuneration, compensation bonuses, commissions, vacation and holiday pay, sick pay or leave, termination or severance pay or pay in lieu of notice of termination, or any other form of compensation payable to any Employees or directors of MDL, in respect of the services rendered by any of them.

          (v) All unpaid vacation pay, bonuses, commissions and other Employee benefit payments payable to Employees but not yet due have been accrued in the MDL Balance Sheet and its books and records and such amounts are set forth on Section 3.9(b) of the MDL Disclosure Letter as of August 31, 2000.

          (vi) None of the MDL Companies has any liability of any kind to any Employee, except for compensation or remuneration and benefits payable to such Employee or to which such Employee may be entitled, in the Ordinary Course. Except as set forth in Section
               3.9 of the MDL Disclosure Letter, there are no outstanding loans or advances made or granted by any of the MDL Companies to any Employee or director of any MDL Company.

          (vii)The MDL Companies have withheld all amounts required by Law to be withheld from payments made by them with respect to all of their respective Employees, including without limitation, those with respect to Tax withholdings, social security contributions (including National Insurance contributions), Canada Pension Plan contributions and unemployment or employment insurance premiums and remittances, and has not failed to remit such amounts to the appropriate authorities within the times required by Law.

          (viii) Except as listed in Section 3.9(a) of the MDL Disclosure Letter, no Employee is on long-term disability leave, short-term disability leave or extended absence, or is receiving, or to the knowledge of the MDL Companies, has made application for, workers' compensation or workplace safety and insurance benefits.

          (ix) There are no outstanding inspection orders against any of the MDL Companies under any applicable Laws. There have been no serious accidents or incidents affecting worker health or safety for which any of the MDL Companies has responsibility and, to the knowledge of MDL, no Employee has suffered any illness, disease, injury or death as a result of his or her employment by any of the MDL Companies or as a result of having handled or becoming exposed to or otherwise having been harmed by any Hazardous Material which may have been present at the workplace during the course of his or her employment by any of the MDL Companies.

          (x) All current employer contributions, assessments and filings, including but not limited to, experience rating surcharges, payroll premiums, non-compliance charges, contributions, or any other amounts required under any applicable workers compensation or workplace safety and insurance Laws have been paid or filed by the MDL Companies and any deficiencies in payments have been properly accrued and are recorded on their respective books. None of the MDL Companies has been subject to any special or penalty assessment or surcharge, including but not limited to, experience rating surcharges under such Laws, and to the knowledge of MDL, there are no circumstances that would permit or result in a special or penalty assessment or surcharge under such Laws or any applicable experience rating plan or program. There are no existing or potential claims relating to compensation, pensions or benefits against any of the MDL Companies.

          (xi) No complaint or charge with respect to or relating to any of the MDL Companies is outstanding, pending, or to MDL's knowledge, threatened, against or affecting any of the MDL Companies before the applicable human rights commission or board of inquiry or any other agency responsible for the prevention of discriminatory or unlawful employment practices.

          (xii)There are no complaints, claims, proceedings, questions, issues or matters outstanding, pending, or to MDL's knowledge, threatened, against or affecting in any forum by or on behalf of any Employee or any applicant for employment or classes of the foregoing, alleging breach of any actual, express or implied contract of employment, wrongful dismissal or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, or concerning any Employee or director of any MDL Company.

          (xiii) None of the MDL Companies is subject to the provisions of the Employment Equity Act, S.C. 1995, Chap. 44 and similar applicable Laws. Nor are any of them a party to any federal, state, provincial or municipal contractors program which has as its purpose the achievement of a work environment in which barriers to equal participation and treatment of employees have been removed.

3.10     Employee Benefits

     (a) The Plans. Section 3.10 of the MDL Disclosure Letter contains a true and complete list of all of the Benefit Plans. There exists no undertaking or commitment, to create any additional Benefit Plan or to change any existing Benefit Plan that would affect any Employee or former Employee or their dependents or beneficiaries;

     (b) Copies of the Plans. There are no actuarial valuation reports, cost certificates, funding, financial or information returns or statements in respect of any Benefit Plan and there are no advance income tax rulings, professional opinions and material correspondence relating to the Compensation Plans or Benefit Plans including, without limitation, internal memoranda and determination letters received from the U.S. Internal Revenue Service. MDL has made available to TSA true and complete copies of each of the following documents:

          (i) each of the written Benefit Plans, and all amendments thereto, and a written description of each unwritten Benefit Plan;

          (ii) most recent description of each of the Benefit Plans that has been provided to the Employees, and any and all such other descriptive materials provided to them including employee booklets;

          (iii)any trust agreement, insurance contract or other funding or related agreement in relation to each Benefit Plan to which any of the MDL Companies is a party or bound;

     (c) No Actions or Violations. There are no outstanding complaints, actions, suits, investigations, proceedings, grievances, arbitrations, or claims pending, or, to the knowledge of MDL, threatened, by any Person relating to any of the Benefit Plans. All past due obligations regarding the Benefit Plans have been satisfied and there are no accrued or pending obligations of the Benefit Plans out of the Ordinary Course. There are no outstanding material defaults or violations by any Person relating to any Benefit Plan, and no Tax is owing or exigible and overdue under any of the Benefit Plans;

     (d) Operation in Accordance with Law. Each of the Benefit Plans and each fund established thereunder has been established, operated, administered, and invested in all material respects in accordance with its terms and with the requirements of all applicable Laws and each of the Benefit Plans is in good standing under, has been duly registered where required by, and is qualified in accordance with, such Laws. No fact or circumstance exists that could adversely affect the tax-exempt status of any tax-exempt Benefit Plan;

     (e) Full Payment. All contributions, premiums or other amounts required to be paid or provided by any Person to or under the Benefit Plans have been duly made in accordance with the terms of each of the Benefit Plans and applicable Laws. Each of the Benefit Plans is fully funded or fully insured and no unfunded Liability or other deficit exists thereunder;

     (f) No Improper Withdrawals. There have been no improper withdrawals, applications or transfers of assets from any Benefit Plan or the trusts or other funding media relating thereto;

     (g) No Multi-Employer Plans. None of the Benefit Plans is a multi-employer pension plan or a defined benefit pension plan as defined under applicable pension Law. No Benefit Plan is maintained in connection with any trust described in Section 501 (e)(9) of the Code, and no Benefit Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 412 of the Code. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Benefit Plan has or will make any of the MDL Companies, or any officer or director thereof, subject to any liability under Title I of ERISA;

     (h) No Notification. No notification is required to be given to any Governmental Entity having jurisdiction over any of the Benefit Plans with respect to the consummation of the transactions contemplated by this Agreement in relation to such Benefit Plans;

     (i) No Post-Retirement Benefits. Except as disclosed in Section 3.10 of the MDL Disclosure Letter, none of the Benefit Plans provides benefits to Employees beyond their retirement or termination of service, or to the beneficiaries or dependants of former Employees;

     (j) No Limitations on Amendment and Termination of Plans. Other than provisions of applicable Laws, no condition exists that would prevent the amendment or termination of any Benefit Plan;

     (k) No Material Increase in Costs. There has been no amendment to, written interpretation or announcement (whether written or oral) by any of the MDL Companies relating to, or change in employee participation or coverage under, any Benefit Plan which would materially increase the expense of maintaining such Benefit Plan above the level of expenses incurred in respect thereof for the most recent fiscal year; and

     (l) Deductibility. There is no contract, agreement, plan or arrangement covering any Employee or former Employee that could give rise to the payment by any of the MDL Companies of any amount that would not be deductible pursuant to the terms of Sections 162 or 280G of the Code.

3.11     Absence of Certain Changes or Events

         Except as disclosed in Section 3.11 of the MDL Disclosure Letter and as expressly contemplated in this Agreement and the Ancillary Agreements, since the MDL Balance Sheet Date, the MDL Companies have conducted their respective businesses only in the Ordinary Course and with respect to the MDL Companies there has not occurred:

     (a) any change in the financial condition, properties, assets, Liabilities, businesses, operations, results of operations or prospects of the MDL Companies, that could reasonably be expected to have a Material Adverse Effect on the MDL Companies;

     (b) any amendments or changes in the articles of incorporation or bylaws or the memorandum and articles of association, as applicable;

     (c) any damage, destruction or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on the MDL Companies;

     (d) any redemption, repurchase or other acquisition by the MDL Companies of MDL Class A Shares, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to MDL Class A Shares;

     (e) any material increase in, or material modification (including acceleration) of, any Benefit Plan or Stock Plan made to, for, or with, any of their Employees, except for acceleration of vesting under the MDL Stock Option Plan;

     (f) any material change in their accounting methods, principles or practices;

     (g) any writing down or writing off of the value of any assets other than in the Ordinary Course;

     (h) any acquisition or sale of a material amount of property or assets, except for sales to customers in the Ordinary Course;

     (i) any alteration in any term of any outstanding MDL Security; or any other securities of the MDL Companies;

     (j) (A) any incurrence, assumption or guarantee of any debt for borrowed money except for borrowed money incurred through MDL's line of credit with the TD Bank, the balance of which does not exceed CAN$1,000,000.00; (B) any issuance or sale of any securities convertible into or exchangeable for debt securities of any of the MDL Companies; (C) any agreement to act as surety for any obligation of a third party; or (D) except as set forth in Section 3.2(a) of the MDL Disclosure Letter, any issuance or sale of options or other rights to acquire, directly or indirectly, debt securities of any of the MDL Companies or any securities convertible into or exchangeable for any such debt securities;

     (k) other than in the Ordinary Course or, in respect of non-material amounts, any creation or assumption of any Encumbrance on any asset;

     (l) any making of any loan, advance or capital contribution to or investment in any Person other than (i) travel loans or advances made in the Ordinary Course, (ii) other loans and advances in an aggregate amount which does not exceed $50,000 outstanding at any time, and
          (iii) term or demand deposits or money market funds of major financial institutions;

     (m) other than in the Ordinary Course, any entering into, amendment of, waiver, release, relinquishment, failure in any material respect to perform under, occurrence of any material default under, or termination or non-renewal of any material contract (including, without limitation, any material customer or supplier contract), lease transaction, commitment or other right or obligation;

     (n) any transfer or grant of a material right (including, without limitation, any of the MDL IP Rights), other than in the Ordinary Course, or any grant of an exclusive right;

     (o) any agreement, arrangement or other transaction with any Associate of any of the MDL Companies;

     (p) any agreement or arrangement made by any MDL Company to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made unless otherwise disclosed;

     (q) any (i) failure to maintain in full force and effect substantially the same level and type of insurance coverage as in effect on the MDL Balance Sheet Date or (ii) change in any insurance coverage or the issuance of any insurance policy, except in the Ordinary Course;

     (r) any sale, assignment, transfer, license or encumbrance of any tangible or intangible asset, including any Intellectual Property Right, except for sales, assignments, transfers, licenses and Encumbrances in the Ordinary Course;

     (s) the entering into any lease or contract for the purchase or sale or license of any property, real or personal, except in the Ordinary Course;

     (t) any failure to maintain their equipment and other assets in good working condition and repair according to the standards they have maintained to the date of this Agreement, subject only to ordinary wear and tear;

     (u) any issuance or sale of any shares of their capital stock of any class or any other of their securities, or issuance or creation of any warrants, obligations, subscriptions, options, convertible securities or other commitments to issue shares of capital stock, or acceleration of the vesting of any outstanding option or other security;

     (v) any merger, consolidation or reorganization with, or the acquisition of, any entity, or the entering into of any agreement to do any of the foregoing; or

     (w) any agreement to any audit assessments by any Taxing Authority in excess of $25,000 in the aggregate.

3.12     Agreements

         Section 3.12 of the MDL Disclosure Letter sets forth a complete list of the following MDL Contracts, complete and correct copies of which have been made available to TSA for review:

     (a) continuing contract for the future purchase, sale, development or manufacture of products, material, supplies, equipment, software or services requiring payment to or from any MDL Company (i) in an amount in excess of $25,000 per annum which is not terminable on 60 days or less notice without material cost or other liability at, or at any time after, the Effective Time or in which any of the MDL Companies has granted or received manufacturing rights or most favored nations pricing provisions rights relating to any product, group of products or territory, or (ii)(A) in which any of the MDL Companies has granted or received any distribution, marketing or other Intellectual Property Rights, (B) which require consent or are otherwise terminable upon a change of control of MDL or (C) in which any of the MDL Companies has granted or received marketing, distribution or exclusive market rights relating to any product, group of products or territory;

     (b) contract providing for the development of software for, or license of software to, any of the MDL Companies, or other Intellectual Property Rights used or incorporated in any of the products of any of the MDL Companies;

     (c) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Canadian GAAP, involving an amount in excess of $25,000;

     (d) lease or other agreement under which any of the MDL Companies is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $25,000 per annum;

     (e) agreement or arrangement for the sale of any assets, properties or rights having a value in excess of $25,000;

     (f) agreement which restricts any MDL Company from engaging in any aspect of its business or competing in any line of business in any geographic area or in any functional area or that requires any of the MDL Companies to distribute or use exclusively a third party technology or product;

     (g) agreement between or among any of the MDL Companies regarding intercompany loans, revenue or cost sharing, ownership or license of MDL IP Rights, intercompany royalties or dividends or similar matters;

     (h) written dealer, distributor, sales representative, original equipment manufacturer, value added remarketer, subcontractor or other agreement for the ongoing distribution of the products and services of any of the MDL Companies;

     (i) any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement that is not otherwise disclosed elsewhere in the MDL Disclosure Letter, the breach or termination of which would have a Material Adverse Effect on the MDL Companies;

     (j) agreements relating to the acquisition or grant of MDL IP Rights or other material agreements relating to the products or services of any MDL Company except for software licenses to end-users and non-exclusive distribution and sales agency agreements in the Ordinary Course;

     (k) any agreement by any MDL Company regarding directors and officers indemnification;

     (l) any agreement, contract or commitment by any MDL Company relating to material capital expenditures or involving future obligations in excess of $25,000;

     (m) any voting trust or shareholders agreement between or among any of the MDL Companies and the MDL Securityholders;

     (n) any tax sharing or tax indemnification agreement between or among any of the MDL Companies; and

     (o) any material agreement pursuant to which either the execution of this Agreement or any of the Ancillary Agreements by MDL or the consummation of the transactions contemplated hereby or thereby will or may result in (i) a breach by any of the MDL Companies of any term, provision or condition of such agreement, or (ii) the ability of the other party thereto to terminate such agreement or materially change any of the terms, provisions or conditions thereof.

3.13     No Defaults

         Except as disclosed in Section 3.13 of the MDL Disclosure Letter, all provisions of the MDL Contracts which relate to MDL IP Rights and all material provisions of other material MDL Contracts are valid and enforceable obligations of the applicable MDL Companies and, to MDL's knowledge, of the other parties thereto, enforceable against each such party in accordance with its terms (subject to bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and general equitable principles). None of the MDL Companies has been notified of any claim that any material provision of any MDL Contract relating to any MDL IP Right, or of any other material MDL Contract, is not valid and enforceable in accordance with its terms (subject to bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and general equitable principles) for the periods stated therein. None of the MDL Companies is in default under, and to the knowledge of MDL, there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by any of the MDL Companies under, any contract or agreement (other than this Agreement) to which any of the MDL Companies is a party and which would, if terminated due to such default, have a Material Adverse Effect on the MDL Companies or any of them. To MDL's knowledge, no other party to any MDL Contract relating to any MDL IP Right or to any other material MDL Contract is in material default thereunder, nor, to MDL's knowledge, does there exist any event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by any such other party which would, if terminated due to such default, have a Material Adverse Effect on the MDL Companies.

3.14     Taxes

     (a) Tax Returns. Each of the MDL Companies has timely filed, or caused to be filed, all Tax Returns required to be filed by them (all of which returns were correct and complete in all material respects). Except for Taxes incurred since December 31, 1999 in the Ordinary Course, each of the MDL Companies has paid or withheld, or caused to be paid or withheld, all Taxes that are due and payable, or MDL has provided adequate accruals in accordance with Canadian GAAP in its financial statements for the periods ending December 31, 1999 and Taxes incurred subsequent thereto in the Ordinary Course, for any Taxes for any period up to and including those periods covered by such statements that have not been paid, whether or not shown as being due on any returns. Since the MDL Balance Sheet Date, no material Tax liability has been assessed, proposed to be assessed, incurred or accrued other than in the Ordinary Course. Except for any Taxes for which MDL has provided adequate accruals in accordance with Canadian GAAP in its financial statements ending December 31, 1999 and Taxes incurred subsequent thereto in the Ordinary Course, the MDL Companies have withheld from all payments made by them, or otherwise collected, and have remitted all required amounts in respect of Taxes required to be withheld, collected or remitted when due by them to the applicable Taxing Authority within the required time periods. Except for any Taxes for which MDL has provided adequate accruals in accordance with Canadian GAAP in its financial statements ending December 31, 1999 and Taxes incurred subsequent thereto in the Ordinary Course, none of the MDL Companies has any liability for the Taxes of any other Person.

     (b) No Audits. Except as set forth in Section 3.14 of the MDL Disclosure Letter, there are no audits or investigations in progress, pending or, to the knowledge of MDL, threatened by any Taxing Authority, against any of the MDL Companies or any of the assets of any of the MDL Companies, and none of the MDL Companies has received any notification that any material issues have been raised (and are currently pending) by any Taxing Authority in connection with any of the Tax Returns referred to above, and no waivers of statutes of limitations have been given or requested with respect to any of the MDL Companies. Except for any Taxes for which MDL has provided adequate accruals in accordance with Canadian GAAP in its financial statements ending December 31, 1999 and Taxes incurred subsequent thereto in the Ordinary Course, there are no material proposed (but unassessed) additional Taxes, none have been asserted and no Tax liens have been filed other than for Taxes not yet due and payable. Notices of Determination have neither been requested nor issued by any of the MDL Companies.

     (c) No material amount in respect of any outlay or expense that is deductible for the purposes of computing the income of any of the MDL Companies for the purposes of the ITA has been owing by any of the MDL Companies, as the case may be, for longer than two years to a person not dealing at arm's length (for the purposes of the ITA) with any of the MDL Companies at the time the outlay or expense was incurred. There are no circumstances which exist and would result in, or which have existed and resulted in, Section 80 of the ITA applying to any of the MDL Companies. Except as set forth in Section 3.14 of the MDL Disclosure Letter, none of the MDL Companies has either directly or indirectly transferred property to or supplied services to or acquired property or services from a Person with whom it was not dealing at arm's length (for the purposes of the ITA) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services. None of the MDL Companies has entered into any advance pricing agreement with any Taxing Authority. None of the MDL Companies nor any corporation to which MDL is related (for the purposes of the ITA) is a corporation whose principal business is (i) the lending of money to persons with whom such corporation is dealing at arm's length (for the purposes of the ITA); (ii) the purchasing of debt obligations issued to such persons; or (iii) a combination thereof. Except as set forth in Section 3.14 of the MDL Disclosure Letter, none of the MDL Companies (i) has made an election to be treated as a "consenting corporation" under Section 341(f) of the Code, or (ii) is a party to any Tax sharing or other similar agreement or arrangement of any nature with any other person pursuant to which any of the MDL Companies has or could have any Liabilities in respect of Taxes.

     (d) Except as set forth in Section 3.14 of the MDL Disclosure Letter, any net operating loss carryforwards and research and development tax credits reflected in the MDL Financial Statements are valid and reasonably estimated and will be unaffected by the consummation of the transactions contemplated hereby.

     (e) None of the MDL Securities constitute "Taxable Quebec Property" as such term is defined in the Taxation Act (Quebec).

3.15     Intellectual Property

     (a) The MDL Companies own, or, as applicable, have the right to use, sell, distribute or license all Intellectual Property Rights necessary or required for the conduct of the business of the MDL Companies as currently conducted. Except for software licenses to end-users and non-exclusive distribution and sales agency agreements in the Ordinary Course, Section 3.15 of the MDL Disclosure Letter sets forth a complete and correct list of all MDL IP Rights and specifies whether each such right is owned by or licensed (including sublicensed) to the MDL Companies and other agreements pursuant to which any of the MDL Companies or any other Person is authorized to use, sell, distribute or license any MDL IP Rights and identifies any licenses (other than software licenses to end-users and non-exclusive distribution and sales agency agreements in the Ordinary Course) which will terminate by its terms within twenty-four (24) months after the date hereof.

     (b) Except as set forth in Subsection 3.3(b) of the MDL Disclosure Letter, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any agreements relating to MDL IP Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any MDL IP Right or impair the right of any of the MDL Companies to use, sell or license any MDL IP Right or portion thereof;

     (c) Except as set forth in Section 3.15 of the MDL Disclosure Letter, there are no royalties, honoraria, fees or other payments in excess of $25,000 per annum payable by any of the MDL Companies to any Person in respect of any MDL IP Rights by reason of the publication, use or distribution of products or services or in connection with the conduct of the business of any of the MDL Companies or otherwise;

     (d) Neither the manufacture, marketing, license, sale or lawful use of any product currently licensed or sold by any of the MDL Companies or currently under development by any of the MDL Companies violates any license or agreement between any of the MDL Companies and any third party or infringes any Intellectual Property Right of any other Person; and there is no pending or, to the knowledge of MDL, threatened, claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any MDL IP Right nor is there any basis for any such claim, nor has MDL received any notice asserting that any MDL IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor is there any basis for any such assertion;

     (e) MDL has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all MDL IP Rights provided that TSA hereby covenants that it will not assert a claim for breach of this warranty based on the grants by MDL of the rights in respect of the MDL IP Rights as expressly set forth in the written agreements listed in Section 3.15 of the MDL Disclosure Letter (the "Subject Agreements"). MDL agrees that the foregoing covenant shall not prevent TSA from asserting a claim: (i) based on any other matter, information or facts not set forth in the Subject Agreement; or (ii) for indemnification pursuant to this Agreement for any claim, including a claim with respect or relating to a Subject Agreement or the MDL IP Rights referred to in a Subject Agreement, asserted by a third party. All Employees involved in the development of products or product documentation have executed and delivered to the applicable MDL Company an agreement regarding the protection of proprietary information and the assignment to the applicable MDL Company of all Intellectual Property Rights arising from the services performed for the MDL Companies by such Persons; and copies of the forms of all such agreements have been delivered to TSA. No Employees claim an ownership interest in any MDL IP Rights as a result of having been involved in the development of such property while employed by or consulting to any MDL Company, or otherwise;

     (f) Any and all Intellectual Property Rights currently being developed or developed in the past by any Employee while in the employ of any of the MDL Companies, is or will be the sole property of such MDL Company. It is not necessary for the conduct of the business of such MDL Company to utilize any inventions of any Employee made prior to his/her employment by the MDL Companies, other than those that have been assigned to such MDL Company pursuant to an agreement signed by such Employee;

     (g) None of the MDL Companies has received nor has any knowledge regarding any injunctions or claims from any Governmental Entity or from clients or consumers in respect of material failures affecting any products sold by any of the MDL Companies nor in respect of any requirement to recall said products. In addition, except as disclosed in Section 3.15 of the MDL Disclosure Letter, there are no defects or errors in any Design Documentation which defects or errors could reasonably be expected to have a Material Adverse Effect on the MDL Companies. No portion of the MDL IP Rights contains any unauthorized disabling mechanism or protection feature designed to prevent its use, computer virus, worm software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, delete, damage or disable any of the intellectual property or any computer system on which any of the software comprising part thereof is installed or in connection with which they may operate;

     (h) Section 3.15 of the MDL Disclosure Letter sets forth a complete and correct list of all applications, registrations, filings and other formal actions made or taken pursuant to applicable Law to perfect or protect the interest of MDL in MDL IP Rights, including, without limitation, all patents, patent applications, trademarks and service marks, trademark and service mark applications, copyrights and copyright applications and there is no cancellation, termination or expiration of any such registration or patent that is reasonably foreseeable and is not intended to be renewed or extended by any of the MDL Companies. None of the MDL Companies is using any confidential information or trade secrets of any former employer of any Employees; and

          (i) Section 3.15 of the MDL Disclosure Letter sets forth a complete and correct list of any material software licenses to end-users and all non-exclusive distribution and sales agency agreements.

3.16     Fees and Expenses

         Except for payments to be made by MDL to National Bank Financial Inc. pursuant to a letter agreement dated June 30, 2000, as amended by a letter agreement dated October 23, 2000, none of the MDL Companies has paid or become obligated to pay any fee or commission to any broker, investment banker or other Person acting in a similar capacity on behalf of or under the authority of MDL, finder or intermediary, directly or indirectly, in connection with the transactions contemplated by this Agreement.

3.17     Insurance

     (a) Policies. Each of the MDL Companies maintains, and at all times since the later of August 31, 1998 and the date of its incorporation has maintained, fire and casualty, general liability, business interruption, product liability, sprinkler and water damage and any other insurance that MDL believes or believed to be reasonably prudent for its business. Section 3.17 of the MDL Disclosure Letter contains a list of all such insurance policies presently in effect, and correct and complete copies of all such policies along with a history of claims made under such policies have been provided to TSA. Each of the MDL Companies has fully paid all payments presently due under the terms of each of the foregoing insurance policies and none of the MDL Companies has received notice of intent to cancel any of the foregoing insurance policies.

     (b) Insurance Claims. MDL does not have any knowledge of any state of facts or the occurrence of any event, which reasonably might (i) form the basis for any claim against any of the MDL Companies not reasonably expected to be fully covered by the insurance policies referred to in Section 3.17 to the MDL Disclosure Letter, and which exceeds $25,000 in liability, or (ii) increase the insurance premiums paid by MDL, in excess of $25,000 per annum in the aggregate, or affect the availability of the insurance coverage listed in Section
          3.17 to the MDL Disclosure Letter on substantially the same terms as now in effect.

3.18     Ownership of Property

     (a)  List of Property.  None of the MDL Companies  owns any real  property.
          Section 3.18 of the MDL Disclosure Letter sets forth a brief description of all real property leased to the MDL Companies. Except for the Permitted Encumbrances disclosed in Section 3.18 of the MDL Disclosure Letter, each of the MDL Companies holds a valid leasehold interest in property of which it is a lessee and has good and marketable title to all of its personal property, free and clear of all Encumbrances. The tangible personal property owned or leased by each of the MDL Companies is adequate for the operation of the business of such MDL Company as currently conducted. None of the MDL Companies is in violation of any Law applicable to the operation of leased properties, or has received any notice of violation with which it has not complied.

     (b) No Property Owned by MDL Securityholders. Neither the MDL Securityholders nor their Associates own, hold or possess, in their individual or any other capacities, any property, whether tangible or intangible, used in the business of MDL which is material, individually or in the aggregate, to the financial condition, operations, or business of the MDL Companies.

3.19     Environmental Matters

     (a) During the period that the MDL Companies have leased or owned their respective properties or owned or operated any facilities, there have been no disposals, releases, emissions, spills, discharges or threatened releases of Hazardous Materials on, from or under such properties or facilities which could reasonably be expected to result in a material violation of any applicable Law. MDL has no knowledge of any presence, disposals, releases, emissions, spills, discharges or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to any of the MDL Companies having taken possession of any of such properties and facilities which could reasonably be expected to result in a material violation of any applicable Law.

     (b) None of the properties, facilities and operations of the MDL Companies is in material violation of any Laws relating to protection of the environment, occupational health and safety, industrial hygiene or Hazardous Materials. During the time that the MDL Companies have owned or leased their respective properties and facilities, none of the MDL Companies nor, to the knowledge of MDL, any third party, has used, generated, manufactured, processed, treated, disposed of, handled or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

     (c) During the time that the MDL Companies have owned or leased their respective properties and facilities, there has been no litigation brought or, to the knowledge of MDL, threatened, against any of the MDL Companies, or any settlement reached by any of the MDL Companies with, any party or parties alleging the presence, disposal, emission, spill, discharge, release or threatened release of any Hazardous Materials on, from or under any such properties or facilities.

3.20     Interested Party Transactions

         Section 3.20 of the MDL Disclosure Letter sets forth a current list of all directors, officers and Associates of each of the MDL Companies. Except as disclosed in Section 3.20 of the MDL Disclosure Letter or expressly contemplated herein or in connection with the transactions contemplated hereby, no MDL Securityholder, officer or director of any of the MDL Companies or any Associate of any such Person or of the MDL Companies has had, either directly or indirectly, or proposes to have a material interest in: (a) any Person that purchases from or sells, licenses or furnishes to any of the MDL Companies any goods, property, technology or intellectual or other property rights or services; or (b) any current or proposed contract or agreement to which any of the MDL Companies is or proposes to be a party or by which it may be bound or affected. Except as disclosed in Section 3.20 of the MDL Disclosure Letter, there are no defaults or claims under such current or proposed contracts or agreements referred to above in (b).

3.21     Board Approval

         The board of directors of MDL has, on or before the date hereof, (i) approved this Agreement, the Ancillary Agreements to which MDL is a party and the Plan of Arrangement, (ii) determined that the Plan of Arrangement is in the best interests of MDL and is fair to the MDL Securityholders, (iii) resolved to recommend that the MDL Securityholders approve the Arrangement, and (iv) taken all other action necessary to authorize the calling of a shareholders meeting and for the adoption and implementation of the Arrangement other than the preparation and delivery of the Proxy Materials and the filing of the Articles of Arrangement giving effect to the Arrangement and the making of certain applications in accordance with applicable Law.

3.22     Vote Required

         Except as may otherwise be ordered by the Court or required by the Ontario Securities Commission, the affirmative vote of two-thirds of the votes cast by the MDL Securityholders is the only vote of the holders of any class or series of MDL's shares or of any securities convertible into or exchangeable for such capital stock necessary to approve the Plan of Arrangement and there are no agreements between MDL and any of the MDL Securityholders or among any of such MDL Securityholders that relate in any manner to the procedure for such voting which have not been waived.

3.23     Disclosure

     (a) No representation or warranty made by the MDL Companies in this Agreement, nor any document, written information, financial statement, certificate or Exhibit prepared and furnished or to be prepared and furnished by MDL or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact when made, or omitted to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were made or furnished.

     (b) None of the information supplied or to be supplied by MDL for inclusion in the Registration Statement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, at the time the Registration Statement becomes effective under the U.S. Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

3.24     Restrictions on Business Activities

         There is no agreement, judgment, injunction, order or decree binding upon any of the MDL Companies that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of any of the MDL Companies, any acquisition of property by any of the MDL Companies or the conduct of business by any of the MDL Companies as currently conducted.

3.25     Books and Records

     (a) The books, records and accounts of the MDL Companies (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the MDL Companies and (iii) accurately and fairly reflect the basis for the MDL Financial Statements. MDL has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management's general or specific authorization; and
          (B) transactions are recorded as necessary (1) to permit preparation of the MDL Financial Statements in conformity with Canadian GAAP, or any other criteria applicable to such statements and (2) to maintain accountability for assets.

     (b) The minute books of the MDL Companies which have been provided to TSA contain accurate and complete copies of the minutes of every meeting of their respective shareholders and their boards of directors and any committee thereof since their incorporation except for confidential minutes that record the MDL board of directors' deliberation specifically on the decision to approve the transaction contemplated by this Agreement. No resolutions have been passed, enacted, consented to or adopted by the board of directors of MDL or any committee thereof or shareholders of the MDL Companies, except for those contained in such minute books, which accurately reflect all transactions referred to in such minutes. The corporate records of the MDL Companies are up to date and have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects.

3.26     Customers

         Section 3.26 of the MDL Disclosure Letter sets forth a true and complete list of customers of the MDL Companies within the last twelve (12) months involving payment in excess of $10,000 per annum. Except as set forth in
Section 3.26 of the MDL Disclosure Letter, since January 1, 2000, none of the MDL Companies has lost its relationship with any of its material customers. None of the MDL Companies has been notified that it will lose or might lose, or suffer any diminution in, its relationship with any such customers. No representative of any such customer has advised any of the MDL Companies that, in the event of a sale or change of control of MDL, any of the MDL Companies would lose, or suffer any diminution in, its relationship with any such customer nor does MDL expect any such loss or diminution.

3.27     Competition Act

         The MDL Companies and its Affiliates do not have assets in Canada that exceed CDN$35 million in aggregate value and did not have gross revenues from sales in, from or into Canada, that exceed CDN$35 million in aggregate value, determined for purposes of and in the manner prescribed by the Competition Act (Canada) and the Notifiable Transactions Regulations promulgated thereunder.

3.28     Investment Canada Matters

         None of the MDL Companies provides any financial or transportation services, engages in the production of uranium or carries on a "cultural business" within the meaning of the Investment Canada Act, and the value of the assets of MDL and of all other entities in Canada the control of which is acquired, directly or indirectly, for the purposes of the Investment Canada Act is less than CDN$192 million.

3.29     Fairness Opinions

         MDL's board of directors has received a written opinion from National Bank Financial Inc. that the Exchange Ratio is fair from a financial point of view to the holders of MDL Class A Shares.

3.30     Sales of MDL Securities

         Except as set forth in Section 3.30 of the MDL Disclosure Letter, neither MDL nor anyone acting on its behalf has offered securities of MDL or any part thereof or any similar securities for issuance or sale to, or solicited any offer to acquire any of such securities from, anyone so as to render the issuance and sale of any such securities not exempt from the registration requirements of all applicable securities Laws.

3.31     Governmental Authorizations and Licenses

         The MDL Companies hold all material licenses, authorizations, consents, approvals, permits (including all necessary environmental permits, concessions, certificates and other franchises of any Governmental Entity) required to operate their businesses, the absence of any of which would have a Material Adverse Effect.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF THE TSA COMPANIES

         Each of the TSA Companies jointly and severally represent and warrant to MDL that:

4.1      Organization, Good Standing, Qualification and Power

         Each of the TSA Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. TSA has delivered to MDL complete and correct copies of the certificate of incorporation and bylaws of TSA and the memorandum and articles of association of TSA Holdco and TSA Exchangeco in each case as amended to the date of this Agreement and currently in effect. None of the TSA Companies is in violation of any of the provisions of its articles of incorporation or bylaws or memorandum and articles of association, as applicable.

4.2      Capital Structure

         The authorized capital stock of TSA consists of 50,000,000 shares of Class A Common Stock, par value $0.005 per share, 5,000,000 shares of Class B Common Stock, par value $0.005 per share and 5,450,000 shares of Preferred Stock, par value $0.01 per share. As of the close of business on October 20, 2000, there were outstanding:

     (a)  33,100,967 shares of Class A Common Stock,

     (b)  no shares of Class B Common Stock,

     (c)  no shares of Preferred Stock,

     (d)  no warrants to purchase any TSA capital stock, and

     (e) vested and unvested employee stock options to purchase 4,267,554 shares of TSA Class A Common Stock.

All issued and outstanding shares of TSA capital stock have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to preemptive rights.

4.3      Authority

     (a) Corporate Action. Each of the TSA Companies has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Arrangement (subject to Court approval of the Plan of Arrangement and approval by the MDL Securityholders) and the other transactions contemplated by this Agreement and such Ancillary Agreements. The execution and delivery by each of the TSA Companies of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the TSA Companies of the Arrangement (subject to its approval by the MDL Securityholders and Court approval of the Plan of Arrangement) and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of the TSA Companies. This Agreement has been duly executed and delivered by each of the TSA Companies and is, and the Ancillary Agreements to which it is a party when executed and delivered in accordance with the terms hereof shall be, valid and binding obligations of each of the TSA Companies, enforceable in accordance with their respective terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar Laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) No Conflict. Neither the execution, delivery and performance by the TSA Companies of this Agreement or of any of the Ancillary Agreements to which it is a party, nor the consummation by either of the TSA Companies of the transactions contemplated hereby or thereby nor compliance with the provisions hereof or thereof by either of the TSA Companies will: (i) conflict with, or result in any violations of, the articles of incorporation or bylaws or the comparable governing instruments of any of the TSA Companies, (ii) result in any breach or violation of or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or give rise to any claim or the loss of any benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of any of the TSA Companies under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, Law, rule, license or permit applicable to any of the TSA Companies or their respective properties or assets, other than any such breaches, defaults, losses, or Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on TSA, or (iii) violate or conflict with any Law.

     (c) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by any of the TSA Companies in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements to which any of the TSA Companies is a party or the consummation of the transactions contemplated hereby or thereby, except (i) as required under the NASDAQ rules, the Exchange Act, the U.S. Securities Act or applicable state securities Laws; (ii) as specified in Sections 9.12 (Governmental Approvals) and 9.13 (HSR
          Act) or; (iii) where the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Arrangement or otherwise prevent TSA from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect on TSA.

4.4      SEC Documents and Financial Statements

     (a) SEC Documents. TSA has delivered or made available (either directly or through EDGAR) to MDL true and complete copies of the TSA SEC Documents.

     (b) Financial Statements. The financial statements of TSA included in the TSA SEC Documents were prepared in accordance with US GAAP applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by US GAAP) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of TSA and the TSA Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

     (c) Truthfulness. The TSA SEC Documents, on the date filed with the SEC (and except as modified, replaced, superseded or otherwise rectified by statements or information contained in a subsequent TSA SEC Document), complied in all material respects with the requirements of the Exchange Act (subject to any noncompliance which would not be reasonably expected to have a Material Adverse Effect on TSA) and contained no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     (d) The TSA SEC Documents include all reports required to be filed by TSA under the Exchange Act during the preceding twelve months and TSA has not filed a request for confidential treatment with respect to any such reports during that period.

     (e) Except for: (i) the Liabilities provided for in the financial statements of TSA included in the TSA SEC Documents, and (ii) Liabilities of TSA and its Affiliates incurred since the date of such financial statements in the Ordinary Course, there are no known material Liabilities of TSA and its Affiliates which are material to TSA and its Affiliates taken as a whole. All reserves established by TSA and set forth in such financial statements are reasonably adequate.

4.5      Compliance with Law

         TSA and its Affiliates are in compliance and have conducted their businesses so as to comply with all Laws applicable to their operations and with respect to which compliance is a condition of engaging in the business thereof except where such non-compliance could not reasonably be expected to have a Material Adverse Effect on TSA and its Affiliates. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against any of TSA or its Affiliates or against any of their property or business which are continuing in effect and could reasonably be expected to have a Material Adverse Effect on TSA and its Affiliates.

4.6      Absence of Certain Changes or Events

         Except as disclosed in the TSA SEC Documents, since the TSA Balance Sheet Date, TSA has conducted its business only in the Ordinary Course and there has not occurred:

     (a) any change in the financial condition, properties, assets (including TSA IP Rights), Liabilities, businesses, operations, material contracts, results of operations or prospects of TSA that individually or collectively could reasonably be expected to have a Material Adverse Effect on TSA and its Affiliates;

     (b) any amendments or changes in the Restated Certificate of Incorporation or bylaws of TSA;

     (c) any damage, destruction or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on TSA and its Affiliates;

     (d) any material alteration in any term of any outstanding security of TSA and its Affiliates; or

     (e) any agreement or arrangement made by TSA to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made unless otherwise disclosed.

4.7      Investment Canada Act

         As of the date hereof, TSA is a "WTO Investor" within the meaning of the Investment Canada Act.

4.8      TSA Class A Common Shares

         The TSA Class A Common Shares, when issued directly in consideration for MDL Class A Shares or upon the exchange of the Exchangeable Shares (all as in accordance with the Plan of Arrangement), will be validly issued, fully paid and non-assessable and will be free and clear of all Encumbrances attributable to, or arising due to, any action or omission of TSA.

4.9      Intellectual Property

         TSA has disclosed in the TSA SEC Documents any information regarding any claim or specific event with respect to TSA IP Rights which could reasonably be expected to have a Material Adverse Effect on TSA and its Affiliates.

4.10     Restrictions on Business Activities

         There is no agreement, judgment, injunction, order or decree binding upon any of TSA or its Affiliates that has, or could reasonably be expected to have, the effect of prohibiting or materially impairing any material business practice of any of TSA or its Affiliates, any material acquisition of property by any of TSA or its Affiliates or the conduct of business by any of TSA or its Affiliates as currently conducted.

4.11     TSA Holdco and TSA Exchangeco

     (a) TSA Holdco has been incorporated pursuant to the Nova Scotia Companies Act as an unlimited company. TSA is the indirect beneficial holder of all of the issued and outstanding shares of TSA Holdco.

     (b) TSA Exchangeco has been incorporated pursuant to the Nova Scotia Companies Act as a limited company. TSA Holdco is the direct beneficial holder of all of the issued and outstanding voting shares of TSA Exchangeco.

4.12     No Dividends

         As of the date of this Agreement, no record dates have been fixed by TSA for the declaration, setting aside or payment of any dividends or other distributions in respect of the TSA Class A Common Shares which have not yet been made; and, since the date of TSA's last 10-Q filing with the SEC, no dividend or other distribution (whether in cash, stock or property) has been made with respect to the TSA Class A Common Shares.

4.13     Disclosure

         No representation or warranty made by the TSA Companies in this Agreement, nor any document, written information, certificate or Exhibit prepared and furnished or to be prepared and furnished by TSA or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, and subject to Subsection 4.4(c) contains any untrue statement of a material fact when made, or omitted to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were made or furnished.

                                   ARTICLE V
                                  MDL COVENANTS

5.1      Advice of Changes

         During the period from the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, MDL will promptly advise TSA in writing (a) of any event or fact occurring subsequent to the date of this Agreement which becomes known to MDL that would render any representation or warranty of MDL contained in this Agreement, if made on or as of the date of such event or the Effective Time, untrue, inaccurate or incomplete in any material respect, (b) of any Material Adverse Effect on the MDL Companies which becomes known to MDL, and (c) of any breach by MDL of any covenant or agreement contained in this Agreement. After the end of each monthly and quarterly accounting period ending after the date of this Agreement and before the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, MDL shall deliver to TSA (i) within twenty (20) Business Days after the end of each monthly accounting period, an unaudited consolidated statement of income for the MDL Companies and an unaudited unconsolidated balance sheet, statement of operations and statement of changes in financial position for each of the MDL Companies and (ii) within thirty (30) Business Days after the end of each quarterly accounting period, an unaudited consolidated balance sheet, statement of operations and statement of changes in financial position for MDL, all of which financial statements shall be prepared in the Ordinary Course, in Canadian dollars and in accordance with MDL's books and records and Canadian GAAP, and shall fairly present the consolidated financial position of the MDL Companies as of their respective dates and the results of the MDL Companies' operations for the periods then ended.

5.2      Maintenance of Business

         During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, MDL will use, and will cause each of the MDL Subsidiaries to use, all commercially reasonable efforts to carry on and preserve its business and its relationships with customers, suppliers and Employees in substantially the same manner as it has prior to the date hereof. If any of the MDL Companies becomes aware of any material deterioration in the relationship with any material customer, supplier or key Employee, MDL will promptly bring such information to the attention of TSA in writing and, if requested by TSA, MDL will use commercially reasonable efforts to restore the relationship.

5.3      Conduct of Business

         Subject to the fact that a transaction involving its business is contemplated by this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, MDL will continue to conduct its business and use its commercially reasonable efforts to maintain its business relationships in the Ordinary Course and, except as expressly contemplated herein, will not, without the prior consent of TSA, such consent not to be unreasonably withheld or delayed:

     (a) borrow any money except through MDL's line of credit with the TD Bank provided that the balance of such line of credit does not exceed CAN$1,000,000.00;

     (b) enter into any transaction not in the Ordinary Course having a value calculated by reference to MDL's obligations thereunder in excess of $25,000;

     (c) encumber or permit to be encumbered any of its assets except for purchase money security interests or similar security interests granted in a specific asset to secure the purchase price therefor granted in the Ordinary Course not in excess of $100,000;

     (d)  dispose of any portion of its assets not in the Ordinary Course;

     (e) enter into any material lease or contract for the purchase or sale or license of any real property or for any personal property except in the Ordinary Course not in excess of $100,000;

     (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

     (g) pay (or make any oral or written commitments or representations to pay) any bonus, increased salary or special remuneration to any Employee (except for normal salary increases and bonuses to Employees disclosed in the MDL Disclosure Letter) or enter into or vary the terms of any employment, consulting or severance agreement with any Employee, pay any severance or termination pay, grant any stock option or issue any restricted stock or other securities, or enter into or modify any Plan;

     (h) enter into any agreement, arrangement or other transaction with any Associate of any of the MDL Companies;

     (i) revalue any of its assets or properties other than the writing off of accounts receivable in the Ordinary Course;

     (j) declare, set aside or pay any cash or stock dividend or other distribution in respect of shares of MDL, or redeem or otherwise acquire any of its shares;

     (k) amend or terminate any material contract, agreement or license to which it is a party except for those amendments or terminations in the Ordinary Course, which are not material in amount or effect;

     (l) lend any amount to any Person other than an amount which is less than $25,000 in the aggregate and incurred in the Ordinary Course;

     (m) guarantee or act as a surety for any obligation of any Person other than acting as a guarantor or surety in the Ordinary Course for one of the MDL Companies;

     (n)  waive or release any material right or claim;

     (o) issue or sell any of its shares of any class or issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments to issue shares, or accelerate the vesting of any outstanding option or other security except as otherwise contemplated herein or in the Ancillary Agreements or the Plan of Arrangement;

     (p) split or combine its outstanding shares of any class or enter into any recapitalization or agreement affecting the number or rights of outstanding shares of any class or affecting any other of its securities;

     (q) amalgamate, merge, consolidate or reorganize with, or acquire any entity or any interest in any entity, or enter into any agreement to do any of the foregoing;

     (r) amend its articles of incorporation or bylaws except as contemplated by this Agreement;

     (s) grant any interest in MDL IP Rights except to license software to end-users or to grant non-exclusive distribution or sales agency rights all in the Ordinary Course;

     (t)  grant any exclusive distribution rights;

     (u) agree to any audit assessments by any Taxing Authority in excess of $25,000 in the aggregate except in respect of the existing SRTC audit;

     (v) reduce in amount or scope any insurance coverage or issue any certificates of insurance;

     (w) implement any material change in its accounting principles, practices or methods, other than as may be required by Canadian GAAP and/or US GAAP; or

     (x) agree to do, or permit any MDL Companies to do, or agree to do, any of the things described in the preceding clauses in this Section 5.3.

5.4      Shareholder Approval

         As soon as reasonably practicable but in no event more than sixty (60) days from the date of this Agreement, MDL shall take all procedural action necessary, subject to and in accordance with applicable Law, its articles of incorporation and bylaws and any outstanding shareholder agreements, to mail to the MDL Securityholders notice of the MDL Securityholders Meeting, where it shall seek the approval and adoption of, the Plan of Arrangement (including the Articles of Arrangement giving effect thereto) and related matters by the MDL Securityholders. MDL shall provide to TSA reasonable opportunity to review and comment upon the Proxy Materials (which shall include the recommendation of the board of directors of MDL referred to in Section 3.21 (Board Approval)) proposed to be mailed to the MDL Securityholders in connection with the foregoing approval. If prior to the date of the MDL Securityholders Meeting (i) MDL has provided written notice to TSA that TSA is in breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of TSA and the board of directors of MDL has determined in good faith and has advised TSA in such notice that it believes that such breach has or can reasonably be expected to have a Material Adverse Effect on TSA and is by its nature curable; and (ii) therefore, pursuant to Subsection 10.1(b) hereof TSA has fifteen (15) Business Days (the "Cure Period") within which to cure the breach; and (iii) the MDL Securityholders Meeting is scheduled to be held during the Cure Period, then the MDL Securityholders Meeting shall be adjourned until three (3) Business Days following the expiry of the Cure Period.

5.5      Regulatory Approvals

         During the term of this Agreement, MDL will promptly execute and file, or join in the execution and filing of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, which may be reasonably required, or which TSA may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. MDL will use its commercially reasonable efforts to promptly obtain all such authorizations, approvals and consents. Without limiting the generality of the foregoing, as promptly as practicable after the execution of this Agreement, MDL shall file a pre-merger notification report under the HSR Act and the Investment Canada Act if required by Law. MDL shall provide TSA with the reasonable opportunity to review and comment upon the Plan of Arrangement application materials proposed to be filed with the Court.

5.6      Necessary Consents

         During the term of this Agreement, MDL will use commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 5.5 (including, without limitation, those consents and actions required of MDL or to be delivered by MDL all as set forth in Article IX (Conditions Precedent to Obligations of the TSA Companies) to allow the consummation of the transactions contemplated hereby and to allow MDL to carry on its business after the Effective Time.

5.7      Access to Information

         Subject to the terms of the Mutual Non-Disclosure Agreement entered into between TSA and MDL on May 10, 2000, during the term of this Agreement, MDL will allow TSA and its agents reasonable access to the files, books, records and offices of the MDL Companies, including, without limitation, all information relating to each MDL Companies' Taxes, commitments, contracts, leases, licenses, products, MDL IP Rights, and real, personal and intangible property and financial condition as TSA may reasonably request. MDL will use its commercially reasonable efforts to cause its accountants and personnel to cooperate with TSA and its agents in making available to TSA all financial and other information reasonably requested except for confidential minutes that record the MDL board of directors' deliberation specifically on the decision to approve the transaction contemplated by this Agreement and excepting that TSA and its agents shall be restricted in their access to any source code comprising a part of the MDL IP Rights in a manner consistent with the terms of the Distribution Agreement.

5.8      Satisfaction of Conditions Precedent

         During the term of this Agreement, MDL will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article IX and MDL will use its commercially reasonable efforts to cause the Plan of Arrangement and the other transactions contemplated by this Agreement to be consummated and shall take such commercially reasonable steps as are appropriate so that the representations and warranties of MDL in this Agreement remain complete and correct on and as of the Closing Date.

5.9      No Other Negotiations

     (a) From and after the date of this Agreement until the later of (i) one hundred (100) days from the date of this Agreement; and (ii) the execution of the Distribution Agreement but in no event more than one hundred and fifty (150) days from the date of this Agreement, the MDL Companies shall not, and shall not permit their respective Employees, representatives, investment bankers, agents and Affiliates to, directly or indirectly, (i) solicit, initiate, continue or engage in discussions or negotiations with any Person, encourage submission of any inquiries, proposals or offers by, or take any other action intended or designed to facilitate the efforts of, any Person relating to a possible Business Combination Transaction, (ii) provide information with respect to any of the MDL Companies, or afford any access to the properties, books or records of the MDL Companies, to any Person, relating to a possible Business Combination Transaction,
          (iii) make or authorize any statement, recommendation or solicitation in support of any possible Business Combination Transaction by any Person, or (iv) enter into an agreement with any Person, providing for a possible Business Combination Transaction.

     (b) Notwithstanding the foregoing Subsection 5.9(a), nothing shall prevent MDL or its board of directors from (i) furnishing information regarding MDL to any Person in connection with a Business Combination Transaction or engaging in discussions or negotiations with respect thereto if and only to the extent that (A) the board of directors of MDL determines in good faith, after consultation with its financial and legal advisors that such possible Business Combination Transaction is reasonably likely to result in a Superior Proposal, (B) the board of directors of MDL determines in good faith, after consultation with its outside legal counsel and financial advisers, that such action is reasonably required in order for the board of directors of MDL to comply with its fiduciary duties under applicable Law, (C) the Person who has requested such information has executed and delivered to MDL a non-disclosure agreement that is not less restrictive than the non-disclosure agreements in effect between MDL and TSA, (D) prior to furnishing such information or entering into such discussions or negotiations, MDL provides written notice to TSA that it is furnishing information to, or entering into discussions or negotiations with, another Person which notice identifies such Person and (E) MDL keeps TSA informed of the status of any such discussions or negotiations. In addition, nothing in Section 5.9(a) above shall prevent the board of directors of MDL from recommending a Superior Proposal to the MDL Securityholders provided however that MDL (i) shall provide TSA with at least forty-eight (48) hours prior written notice of its intentions to hold any meeting at which the board of directors of MDL is reasonably expected to consider a possible Business Combination Transaction, and (ii) MDL shall not recommend to the MDL Securityholders the Superior Proposal for at least two (2) Business
          Days after MDL has provided TSA with the material terms of such Superior Proposal.

     (c) Nothing in Section 5.9(a) shall prevent the board of directors of MDL from withdrawing, amending or modifying its recommendation in favor of the transaction consummating the Arrangement at any time prior to the approval of the Plan of Arrangement by the MDL Securityholders if (i) a Superior Proposal is made to MDL and is not withdrawn, and (ii) neither MDL nor any of its representatives shall have violated any of the restrictions set forth in Section 5.9. Except as may be limited by applicable Law, MDL shall call, give notice of, convene and hold the MDL Securityholders Meeting pursuant to the terms of this Agreement (regardless of whether the recommendation of the board of directors of MDL shall have been withdrawn, amended or modified or the board of directors determines that the Agreement is no longer advisable and recommends that the MDL Securityholders reject it).

     (d) MDL shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than TSA) conducted heretofore with respect to any of the foregoing, including, without limitation, any discussions or negotiations with third parties regarding the issuance of securities of MDL or other investment(s) in MDL by such third parties whether or not such investments would result in a change of control of MDL. MDL agrees not to release any third party from any confidentiality or standstill agreement with respect to any of the foregoing to which MDL is a party.

     (e) MDL shall use its commercially reasonable efforts to ensure that the Employees, agents and Associates of the MDL Companies and any bankers, investment bankers or other agents, advisors or representatives retained by MDL are aware of the restrictions described in this
          Section 5.9, and shall be  responsible  for any breach of this Section
          5.9 by such bankers, investment bankers, Employees, agents, advisors, representatives or Associates.

5.10     Cooperation

         MDL and TSA have discussed a strategy for approaching existing and prospective customers in an effort to ensure that the business objectives of the transactions contemplated hereby will be achieved and the business of MDL is not harmed after execution of this Agreement until the Closing Date. To the extent permitted by applicable Law and the contractual and other legal obligations of MDL and TSA to their respective customers, MDL will cooperate with TSA in developing this strategy and MDL agrees to approach customers on a joint basis with TSA consistent with the agreed strategy.

5.11     Canadian Clearance Certificates

     (a) Persons. MDL will use its commercially reasonable efforts to cause each Person who holds, or will hold, a MDL Security immediately prior to the Effective Time to deliver to MDL, at or before such time:

          (i) a certificate confirming that such MDL Securityholder is a Canadian Resident; or

          (ii) in the case of a MDL Securityholder who is not a Canadian Resident, a certificate satisfactory to TSA Exchangeco acting reasonably, issued pursuant to Subsection 116(2) or 116(4) of the ITA, with respect to the MDL Security exchanged or disposed of, and, in the case of a certificate under Subsection 116(2) of the ITA, having as the "certificate limit", as defined in Subsection 116(2) of the ITA, an amount no less than the cost (which may be equal to the fair market value of the Exchangeable Shares or TSA Class A Common Shares and cash (if any) received by such holder) to TSA Exchangeco of the MDL Security.

     (b) Partnerships. In the case of a MDL Securityholder who is a partnership, MDL will use its commercially reasonable efforts to cause such MDL Securityholder to also provide a certificate confirming the name and address of each member thereof and the percentage of partnership interest held by each member.

     (c) Withholding if no certificate. In the event that a holder of a MDL Security fails to deliver the requisite certificates described above at or before the exchange or disposition of such MDL Security, TSA Exchangeco shall be entitled to deduct and withhold from any consideration otherwise payable to any such holder such amounts as TSA Exchangeco is required or permitted to deduct and withhold with respect to such payment under the ITA or any other provision of applicable Tax Law, in each case, as amended or succeeded; provided that such withheld amount shall not be remitted prior to two (2) Business Days prior to the date such amount is required by Law to be remitted (the "Remittance Date") and where such certificate is delivered prior to the Remittance Date, such withheld amount shall be released to the holder except to the extent such amounts were withheld or deducted pursuant to another provision of applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the MDL Security in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate Taxing Authority and a receipt evidencing such remittance is delivered to the holder. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, TSA Exchangeco is hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to TSA Exchangeco to enable it to comply with such deduction or withholding requirement and TSA Exchangeco shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale. If the proceeds of such sale are insufficient to fund the required withholding, such holder shall forthwith pay to TSA Exchangeco or remit to the applicable Taxing Authority the deficiency. The holder shall bear all reasonable costs and expenses associated with any sale by TSA Exchangeco pursuant to the two immediately preceding sentences.

     (d) Other Exchanges. On any conversion and exchange of Stonebridge Options or Compensation Warrants, on any exchange of MDL Options for TSA Replacement Options, on any exchange of MDL Class A Shares for TSA Class A Common Shares or Exchangeable Shares or on any subsequent exchange of Exchangeable Shares for TSA Class A Common Shares, the requirements set forth in this Section 5.11 shall also be applicable with the necessary changes.

5.12     Insurance Policies

         None of the MDL Companies shall take, or omit to take, any action which would cause any of the insurance policies disclosed in Section 3.17 (Insurance) above to cease to be in full force and effect immediately following the Closing Date.

5.13     Employee Incentive Arrangements

         MDL agrees that it will implement the employee incentive arrangements relating to certain key Employees on a basis that is consistent with employee incentive arrangements implemented for the benefit of key employees of other TSA business units.

                                   ARTICLE VI
                                  TSA COVENANTS

6.1      Advice of Changes

         During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, TSA will promptly advise MDL in writing (a) of any event or fact occurring subsequent to the date of this Agreement which becomes known to TSA that would render any representation or warranty of any of the TSA Companies contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (b) if any Material Adverse Effect on TSA and its Affiliates which becomes known to TSA and (c) of any breach by TSA of any covenant or agreement contained in this Agreement. TSA will provide or otherwise make available to MDL (either directly or through EDGAR) a copy of all publicly available materials filed by TSA with the SEC promptly after each such filing is made.

6.2      Regulatory Approvals

         TSA will promptly execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required, or which MDL may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. TSA will use its commercially reasonable efforts to promptly obtain all such authorizations, approvals and consents. Without limiting the generality of the foregoing, as promptly as practicable after the execution of this Agreement, TSA shall file a pre-merger notification report under the HSR Act and the Investment Canada Act if required by Law.

6.3      Necessary Consents

         During the term of this Agreement, each of the TSA Companies will use its commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 6.2 (including without limitation, those consents and action required of TSA set forth in Article VIII (Conditions Precedent to Obligations of MDL)) to allow the consummation of the transactions contemplated hereby.

6.4      Satisfaction of Conditions Precedent

         During the term of this Agreement, TSA will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VIII, and TSA will use its commercially reasonable efforts to cause the Plan of Arrangement and the other transactions contemplated by this Agreement to be consummated and shall take such commercially reasonable steps as are appropriate so that the representations and warranties of the TSA Companies in this Agreement remain complete and correct on and as of the Closing Date.

6.5      Employee Incentive Arrangements

         TSA agrees that it will cause MDL to implement the employee incentive arrangements relating to certain key Employees on a basis that is consistent with employee incentive arrangements implemented for the benefit of key employees of other TSA business units.

6.6      Issuance and Listing of TSA Class A Common Share

         For so long as any Exchangeable Shares or Replacement TSA Options are held by holders other than TSA and its Affiliates, TSA will cause the TSA Class A Common Shares which are to be issued directly in consideration for MDL Class A Shares or to be issued from time to time upon exchange of the Exchangeable Shares or upon exercise of Replacement TSA Options, to be quoted on the NASDAQ or such other exchange or quotation system to the same extent as TSA stock is quoted generally, subject only to official notice of issuance.

6.7      Registration Statement

         TSA shall prepare and file the Registration Statement with the SEC on a timely basis. TSA shall use commercially reasonable efforts to ensure that the Registration Statement shall become effective under the U.S. Securities Act and shall remain effective so long as any Exchangeable Shares are outstanding. As soon as reasonably practicable after the Effective Date, TSA shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) with respect to the TSA Class A Common Shares subject to Replacement TSA Options. TSA shall use commercially reasonable efforts to ensure that such registration statement shall remain effective so long as any Replacement TSA Options are outstanding.

6.8      Non-Solicitation

         Upon execution of this Agreement and for a period of one hundred and eighty (180) days from the date that this Agreement is terminated pursuant to
Article X, TSA and its Affiliates will not directly or indirectly recruit, solicit, induce or otherwise promote or encourage any Employee to terminate his or her employment or otherwise cease his or her relationship with any of the MDL Companies. In addition, neither TSA nor any Affiliate of TSA will hire or employ or use under any subcontracting arrangement any present or former MDL Employee of any of the MDL Companies for a period of one hundred and eighty (180) days from the date that this Agreement is terminated pursuant to Article X without the prior written consent of an authorized executive of MDL.

6.9      Cooperation

         MDL and TSA have discussed a strategy for approaching existing and prospective customers in an effort to ensure that the business objectives of the transactions contemplated hereby will be achieved and the business of MDL is not harmed after execution of this Agreement until the Closing Date. To the extent permitted by applicable Law and the contractual and other legal obligations of MDL and TSA to their respective customers, TSA will cooperate with MDL in developing this strategy and TSA agrees to approach customers on a joint basis with MDL consistent with the agreed strategy.

6.10     Access to Information

         Subject to the terms of the Mutual Non-Disclosure Agreement entered into between MDL and TSA on May 10, 2000 and provided that each Person having access to any TSA information also enters into a non-disclosure agreement with TSA (in form and substance satisfactory to TSA) agreeing not to sell or trade TSA Class A Common Shares so long as any information reviewed is in the non-public domain, during the term of this Agreement, TSA will allow MDL and its agents reasonable access to the files, books, records and offices of TSA, including, without limitation, all information relating to the Taxes, commitments, contracts, leases, licenses, and products of TSA and its Affiliates, the TSA IP Rights, and real, personal and intangible property and financial condition of TSA and its Affiliates as MDL may reasonably request. TSA will use commercially reasonable efforts to cause its accountants and personnel to cooperate with MDL and its agents in making available to MDL all financial and other information reasonably requested. MDL acknowledges that certain of such information may be competitively sensitive and that disclosure thereof shall be limited to the extent necessary for the purpose of preserving for TSA the value inherent in its property, including the TSA IP Rights.

6.11     Continuing Ownership

     (a) TSA will continue to be the indirect beneficial holder of all of the issued and outstanding shares of TSA Holdco. A Delaware special purpose corporation (directly or indirectly wholly-owned by TSA) will be the direct holder of the issued and outstanding shares of TSA Holdco.

     (b) TSA Holdco will continue to be the direct beneficial holder of all of the issued and outstanding voting shares of TSA Exchangeco. Non-voting preferred shares of TSA Exchangeco will be transferred to one or more third parties in connection with the Closing. The TSA Companies hereby undertake that the provisions attaching to such non-voting preferred shares will be appended as Appendix C to the Plan of Arrangement as soon as reasonably practicable but in no event later than fifteen (15) Business Days after execution of this Agreement. Such preferred shares will be entitled to cumulative dividends but the preferred share provisions will provide that no dividends will be paid on the preferred shares if TSA Exchangeco is in default of its dividend obligations on the Exchangeable Shares. The preferred shares may also be redeemable and retractable. MDL hereby consents to the necessary amendments to the Plan of Arrangement and other applicable Ancillary Agreements to reflect the existence and terms of such preferred shares.

6.12     Preparation of Proxy Materials

         TSA will cooperate with MDL in the preparation and drafting of the Proxy Materials. The information to be supplied by TSA for inclusion in the Proxy Materials shall be supplied by TSA as soon as reasonably practicable but in no event later than twenty (20) Business Days following the request for such information.

6.13     Establishment of Escrow

         Simultaneously with the execution and delivery of the Escrow Agreement, TSA Exchangeco shall deposit with the Escrow Agent certificates representing the Escrowed Shares.

                                  ARTICLE VII
                                 CLOSING MATTERS

7.1      The Closing

         Subject to the termination of this Agreement as provided in Article X (Termination) below, the Closing will take place on the Closing Date at the offices of Baker & McKenzie, Suite 2100, 181 Bay Street, Toronto, Ontario and at a time to be mutually agreed upon by the parties. The Closing Date shall be no later than the fifth (5th) Business Day after all conditions precedent set forth herein shall have been satisfied or waived, unless another place, time and date is mutually selected by MDL and TSA. Concurrently with the Closing, the Articles of Arrangement giving effect to the Plan of Arrangement will be filed with the Registrar under the ABCA.

7.2      Ancillary Agreements/Reservation of Shares

     (a) Provided that the conditions set forth in Articles VIII and IX (Conditions Precedent) of this Agreement have been satisfied or waived, MDL shall, on the Closing Date, file the Articles of Arrangement giving effect to the Plan of Arrangement pursuant to the ABCA.

     (b) Provided that the conditions set forth in Articles VIII and IX (Condition Precedent) of this Agreement have been satisfied or waived, on the Closing Date the following Ancillary Agreements shall be executed and delivered by the parties thereto:

          (i)  The  TSA   Companies   shall  execute  and  deliver  the  Support
               Agreement;

          (ii) The TSA Companies and the Trustee shall execute and deliver the Voting and Exchange Trust Agreement; and

          (iii)The TSA Companies, the Shareholder Agent and the Escrow Agent shall execute and deliver the Escrow Agreement.

         On or before the Closing Date, the board of directors of TSA shall have adopted a resolution (i) designating and issuing the TSA Special Voting Share (as defined in the Plan of Arrangement), and such resolution shall be in full force and effect, (ii) authorizing the issuance of such number of TSA Class A Common Shares as shall be required to accommodate any acquisition of MDL Class A Shares or the immediate exchange of Exchangeable Shares, and (iii) adopting the MDL Stock Option Plan and authorizing the issuance of the Replacement TSA Options. On or before the Closing Date, TSA shall have reserved for issuance such number of TSA Class A Common Shares as shall be necessary to give effect to the exchanges contemplated hereby and by the Plan of Arrangement.

                                  ARTICLE VIII
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF MDL

         The obligations of MDL hereunder are subject to the fulfillment or satisfaction on or before the Closing Date of each of the following conditions (any one or more of which may be waived by MDL, but only in a writing signed by MDL):

8.1      Accuracy of Representations and Warranties

         The representations and warranties of TSA set forth in Article IV shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date except for changes contemplated by this Agreement (including, without limitation, Section 6.1 (Advice of Changes) and MDL shall receive a certificate to such effect executed by an officer of TSA.

8.2      Covenants

         TSA shall have performed and complied in all material respects with all of its covenants required to be performed by TSA under this Agreement or the Plan of Arrangement on or before the Closing Date, and MDL shall receive a certificate to such effect signed by an officer of TSA.

8.3      Absence of Material Adverse Effect

         There shall not have occurred any event or change since the date hereof that has a Material Adverse Effect on TSA and its Affiliates. For the sake of clarity, a material decrease in the price of TSA Class A Common Shares does not itself constitute a Material Adverse Effect on TSA and its Affiliates.

8.4      Compliance with Law

         There shall be no order, decree or ruling by any Governmental Entity or threat thereof, or any applicable Law enacted, entered, enforced or deemed applicable to the Plan of Arrangement, that would prohibit or render illegal the transactions contemplated by this Agreement.

8.5      Shareholder Approval

         The Arrangement shall have been approved and adopted by the MDL Securityholders in accordance with applicable Law and MDL's articles of incorporation and bylaws, and, provided that MDL shall have filed the Articles of Arrangement giving effect to the Arrangement, such Articles of Arrangement shall have become legally effective to give effect to the Plan of Arrangement as of the Effective Time.

8.6      No Legal Action

         No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Arrangement or any other transaction contemplated hereby shall have been issued by any Governmental Entity and remain in effect, nor shall any proceeding seeking any of the foregoing be pending.

8.7      Governmental Approvals

         All necessary orders, approvals and consents required to consummate the Arrangement and this Agreement and the Ancillary Agreements shall have been obtained from applicable Governmental Entities including without limitation the following:

     (a) Orders, decisions or rulings of the applicable securities commissions and regulatory authorities (including approval of the Proxy Materials, if required);

     (b)  Final order of the Court approving the Arrangement; and

     (c) Orders, decisions or rulings required under applicable Law (including "blue sky" Laws) and the rules of the NASDAQ.

8.8      Exemption

         An exemption from registration under Section 3(a)(10) of the U.S. Securities Act shall be available for the issuance of Replacement TSA Options, Exchangeable Shares and TSA Class A Common Shares issued at Closing in exchange for MDL Class A Shares or MDL Options.

8.9      HSR Act

         The parties shall have complied with the requirements of the HSR Act, if applicable.

8.10     Tax Status

         There shall not have occurred any change in the ITA or the regulations thereunder enacting into Law a change first proposed from and after the date hereof, or any proposal made from and after the date hereof by the Minister of Finance of Canada to amend the ITA or the regulations thereunder which, if enacted, would result in the exchange of MDL Class A Shares for Exchangeable Shares not being eligible for election under Subsection 85(1) or Subsection 85(2) of the ITA, to the extent that such exchange would have been eligible for election under Subsection 85(1) or 85(2) if such change had not been enacted; and there shall not have been any official or administrative pronouncement or action announced or adopted after the date hereof or judicial decision rendered after the date hereof interpreting or applying the ITA or the regulations thereunder, that would result in or could reasonably be expected to result in any of the foregoing.

8.11     Delivery of Agreements

         Each of the following agreements, in form and substance satisfactory to MDL, shall have been executed by all parties thereto except for MDL and the Shareholder Agent and delivered to MDL:

        (a)      the Voting and Exchange Trust Agreement;
        (b)      the Support Agreement; and
        (c)      the Escrow Agreement.

8.12     Effectiveness of the Registration Statement

         The Registration Statement shall be effective under the U.S. Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Registration Statement shall have been initiated or threatened by the SEC.

8.13     Opinion of TSA's Counsel

         MDL shall have received from Baker & McKenzie, Canadian and U.S. counsel to TSA, opinions described in Exhibit 8.13 in connection with the transactions contemplated by this Agreement and subject to the customary qualifications and reliances.

8.14     Consents, Waivers, Etc

         TSA shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all material contracts and leases of the TSA Companies and for the TSA Companies to consummate the transactions contemplated hereby, except when the failure to receive such consents, or other certificates would not have a Material Adverse Effect on TSA and its Affiliates.


                                   ARTICLE IX
                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                                THE TSA COMPANIES

         The obligations of the TSA Companies hereunder are subject to the fulfillment or satisfaction on or before the Closing Date of each of the following conditions (any one or more of which may be waived by TSA, but only in a writing signed by TSA):

9.1      Accuracy of Representations and Warranties

         The representations and warranties of MDL set forth in Article III (as qualified by the MDL Disclosure Letter) shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as if they had been made at the Closing except for changes contemplated by this Agreement (including, without limitation, Section 5.1), the Ancillary Agreements and the Plan of Arrangement and TSA shall receive a certificate to such effect executed by MDL's Chief Executive Officer.

9.2      Covenants

         MDL shall have performed and complied in all material respects with all of its covenants required to be performed by it under this Agreement or the Plan of Arrangement on or before the Closing Date, and TSA shall receive a certificate to such effect signed by MDL's Chief Executive Officer.

9.3      Absence of Material Adverse Effect

         There shall not have occurred any event or change since the date hereof that has a Material Adverse Effect on MDL and the MDL Subsidiaries.

9.4      Compliance with Law

         There shall be no order, decree or ruling by any Governmental Entity or threat thereof, or any applicable Law enacted, entered, enforced or deemed applicable to the Plan of Arrangement, that would prohibit or render illegal the transactions contemplated by this Agreement.

9.5      Opinion of MDL's Counsel

         TSA shall have received from Miller Thomson LLP, Canadian counsel to MDL, opinions described in Exhibit 9.5 in connection with the transactions contemplated by this Agreement and subject to the customary qualifications and reliances.

9.6      Consents, Waivers, Etc

         MDL shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all material contracts and leases of the MDL Companies and for MDL to consummate the transactions contemplated hereby, except when the failure to receive such consents, or other certificates would not have a Material Adverse Effect on MDL. For the avoidance of doubt and without limitation of the foregoing, consents under the contracts listed in Subsection 3.3(b) of the MDL Disclosure Letter will be required.

9.7      MDL Approvals

         The Arrangement shall have been approved and adopted by the MDL Securityholders in accordance with applicable Law and MDL's articles of incorporation and bylaws.

9.8      Plan of Arrangement

         Articles of Arrangement giving effect to the Arrangement shall have been filed with the Registrar under the ABCA and become legally effective to give effect to the Plan of Arrangement as of the Effective Time.

9.9      Delivery of Agreements

         The Principal Securityholders' Agreement and the Estoppel Certificates (as such term is defined in the Principal Securityholders' Agreement) shall be unamended and in full force and effect. In addition, each of the following agreements, in form and substance satisfactory to TSA, shall have been executed by all parties thereto except for the TSA Companies and delivered to TSA:

     (a) an Affiliate Letter executed by each SEC Affiliate of MDL, including executive officers, directors and holders of 10% or more of the MDL Class A Shares; and

     (b)  the Escrow Agreement.

9.10     No Legal Action

         No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Arrangement or any other transaction contemplated hereby shall have been issued by any Governmental Entity and remain in effect, nor shall any proceeding seeking any of the foregoing be pending.

9.11     Termination of Certain Agreements

         Each of the following agreements shall have been terminated: (i) the Shareholders Agreement; and (ii) Special Warrant Indenture dated December 30, 1999 between MDL and CIBC Mellon Trust Company. If the Agency Agreement dated December 30, 1999 between MDL and Yorkton Securities Inc., has not been terminated prior to the Closing, as of the Closing Date, MDL shall have satisfied all of its covenants pursuant thereto and not be in default of any provision thereto.

9.12     Governmental Approvals

         All necessary orders, approvals and consents required to consummate the Arrangement and this Agreement and the Ancillary Agreements as listed in Section
3.3 (Authority) of the MDL Disclosure Letter shall have been obtained from applicable Governmental Entities including without limitation the following:

     (a) Orders, decisions or rulings of the applicable securities commissions and regulatory authorities (including approval of the Proxy Materials, if required);

     (b) Final order of the Court approving the Arrangement in form and substance reasonably satisfactory to TSA; and

     (c) Orders, decisions or rulings required under applicable Law (including "blue sky" Laws) and the rules of the NASDAQ.

9.13     HSR Act

         The parties shall have complied with the requirements of the HSR Act, if applicable.

9.14     Resignation of Directors and Officers

         Each member of the board of directors of MDL and each officer of all of the MDL Companies shall have delivered to TSA an instrument resigning such person's position as of the Effective Time.

9.15     Dissenting Shareholders

         MDL shall not have received on or prior to the Effective Time notice from the holders of more than 5% of the MDL Securities (who have a right to dissent) of their intention to exercise rights of dissent under Section 184 of the ABCA or pursuant to an order of the Court.

9.16     Exemption from Registration for Exchangeable Shares

         An exemption from registration under Section 3(a)(10) of the U.S. Securities Act shall be available for the issuance of Replacement TSA Options, Exchangeable Shares and TSA Class A Common Shares issued at Closing in exchange for MDL Class A Shares or MDL Options.

9.17     Effectiveness of the Registration Statement

         The Registration Statement shall be effective under the U.S. Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Registration Statement shall have been initiated or threatened by the SEC.

                                   ARTICLE X
                            TERMINATION OF AGREEMENT

10.1     Termination

         This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Plan of Arrangement by the MDL Securityholders and by the Court:

     (a)  by mutual agreement of MDL and TSA;

     (b) by MDL, if there has been a breach by TSA of any representation, warranty, covenant or agreement set forth in this Agreement on the part of TSA, or if any representation of TSA shall have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on TSA and its Affiliates and which TSA fails to cure within fifteen (15) Business Days after written notice thereof from MDL (except that no cure period shall be provided for a breach by TSA which by its nature cannot be cured);

     (c) by MDL, if the conditions set forth in Subsections 5.9(b) and 5.9(c) have been satisfied and (i) the board of directors of MDL fails to recommend or withdraws its recommendation of this Agreement or the Plan of Arrangement or shall have resolved to do so pursuant to
          Section 5.9 (No Other Negotiations); or (ii) if the board of directors of MDL shall have recommended to the MDL Securityholders a Superior Proposal or resolved to do so. Notwithstanding the opening language of this Section 10.1, MDL's right to terminate in this Subsection only arises after the MDL Securityholders fail to approve the Plan of Arrangement at the MDL Securityholders Meeting or any adjournment thereof and MDL has paid up to $1,000,000.00 of the TSA Expenses as required by Section 11.3 (Termination Fees and Expenses).

     (d) by TSA, if there has been a breach by MDL of any representation, warranty, covenant or agreement set forth in this Agreement on the part of MDL, or if any representation of MDL shall have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on the MDL Companies or TSA, and which MDL fails to cure within fifteen (15) Business Days after written notice thereof from TSA (except that no cure period shall be provided for a breach by MDL which by its nature cannot be cured);

     (e) by TSA, (i) if the board of directors of MDL fails to recommend or withdraws its recommendation of this Agreement or the Plan of Arrangement or shall have resolved to do so; or (ii) if the board of directors of MDL shall have recommended to the MDL Securityholders any Business Combination Transaction or resolved to do so; or (iii) if an offer to acquire 50% of more of the outstanding MDL Class A Shares is commenced, and the board of directors of MDL fails to recommend against the MDL Securityholders tendering their MDL Class A Shares into such offer;

     (f) by TSA, if the MDL Securityholders fail to approve the Plan of Arrangement at the MDL Securityholders Meeting;

     (g) by TSA or MDL, if the Court fails to issue an interim or final order approving the Plan of Arrangement;

     (h) by MDL or TSA, if all the conditions for Closing the Arrangement shall not have been satisfied or waived on or before 5:00 p.m., Toronto time on the date which is one hundred and twenty (120) days following execution of this Agreement or such later date as may be agreed upon in writing by MDL and TSA, other than as a result of a breach of this Agreement by the terminating party; or

     (i) by MDL or TSA, if a permanent injunction or other order by any Governmental Entity shall have been issued and shall have become final and non-appealable that would (i) make illegal or otherwise restrain or prohibit the consummation of the Arrangement or any other transaction contemplated hereby, (ii) prohibit TSA's ownership or operation of all or any portion of the business or assets of the MDL Companies or (iii) compel TSA to dispose of or hold separate all or any portion of the business or assets of the MDL Companies.

10.2     Notice of Termination

         Any termination of this Agreement under Section 10.1 above will be effective by the delivery of written notice by the terminating party to the other party hereto.

10.3     Effect of Termination

         In the case of any termination of this Agreement as provided in this
Article X, this Agreement shall be of no further force and effect (except as provided in Article XI). Termination or expiration of this Agreement and the Ancillary Agreements through any means and for any reason shall not relieve the parties of any obligation occurring prior thereto and shall be without prejudice to the rights and remedies of either party with respect to any prior breach of any provision of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Mutual Non-Disclosure Agreement entered into between TSA and MDL on May 10, 2000.

10.4     Effect of Termination on Distribution Agreement

         In the case of any termination of this Agreement as provided in this
Article X, the Distribution Agreement shall contemporaneously terminate only if this Agreement is terminated: (a) by MDL, pursuant to (i) Subsection 10.1(b); or
(ii) Subsection 10.1(h) due to a breach by TSA of any representation, warranty, covenant or agreement set forth in this Agreement on the part of TSA which has, or can reasonably be expected to have, a Material Adverse Effect on TSA and its Affiliates; or (b) by TSA, pursuant to Subsection 10.1(h) due to a breach by MDL of any representation, warranty, covenant or agreement set forth in this Agreement on the part of MDL which has not, or cannot reasonably be expected to have, a Material Adverse Effect on the MDL Companies. For the sake of clarity, unless one of the foregoing conditions is satisfied, the Distribution Agreement shall be unaffected by termination of this Agreement.

                                   ARTICLE XI
                   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                              COVENANTS; INDEMNITY

11.1     Survival of Representations and Warranties

         All representations, warranties and covenants of MDL and each of the TSA Companies, respectively, contained in this Agreement will survive, regardless of any investigation made by, or on behalf of, the parties to this Agreement, until the first (1st) anniversary of the Effective Time or as noted below in Section 11.2. Notwithstanding anything in this Agreement, the aggregate liability of the TSA Companies whether to MDL or to the MDL Securityholders shall in no event exceed the aggregate value of 20% of the TSA Class A Common Shares delivered at Closing and TSA Class A Common Shares underlying the Exchangeable Shares based on the Average Trading Price.

11.2     Survival of Certain Covenants

Certain covenants of the parties contained herein shall not be extinguished by the Closing or the termination of this Agreement in accordance with the terms of
Article X hereof in the following manner:

     (a)  The covenants of the parties  contained in Sections  12.7  (Expenses),
          12.8 (Legal Fees), 12.10 (No Personal Liability) and 12.12 (Further Assurances) shall survive both the Closing and the termination of this Agreement in accordance with the terms of Article X hereof;

     (b) The covenants of TSA and its Affiliates, contained in Section 6.8 (Non-Solicitation) and the covenants of the parties contained in
          Section 12.13 (Public Announcement) of this Agreement shall survive the termination of this Agreement in accordance with the terms of
          Article X hereof and remain operative and in full force and effect for the periods stated therein;

     (c) The covenants of MDL and TSA contained in, respectively, Section 5.13 and 6.5 (Employee Inventive Arrangements) of this Agreement shall survive the Closing and shall remain operative and in full force and effect; and

     (d) The covenant of TSA contained in Section 6.7 (Registration Statement) shall survive the Closing and remain in full force and effect until there are no Exchangeable Shares held by holders other than TSA and its Affiliates.

11.3     Termination Fees and Expenses

     (a) MDL shall pay TSA the Alternative Proposal Fee and the TSA Expenses if:

          (i) this Agreement is terminated pursuant to Subsections 10.1(c) or 10.1(e) and any Business Combination Transaction is thereafter consummated within nine (9) months of such termination;

          (ii) this Agreement is terminated pursuant to Subsection 10.1(f) as a result of the failure of the MDL Securityholders to approve the Arrangement and a Business Combination Transaction proposal shall have been made prior to such vote, and any Business Combination Transaction is thereafter consummated within nine (9) months of such termination; or

          (iii)this Agreement is terminated pursuant to Subsection 10.1(g) as a result of the failure of the Court to issue an interim or final order approving this Agreement and the Arrangement and a Business Combination Transaction proposal shall have been made prior to such termination and any Business Combination Transaction is thereafter consummated within nine (9) months of such termination.

     (b) MDL shall not be required to pay TSA Expenses in excess of one million dollars ($1,000,000.00) pursuant to this Section 11.3.

     (c) Payment of the TSA Expenses by MDL to TSA arising pursuant to the terms of Subsection 11.3(a)(i) shall be made prior to termination of this Agreement. Payment of the Alternative Proposal Fee by MDL to TSA arising pursuant to the terms of Subsection 11.3(a)(i) shall be made contemporaneously with the consummation of such Business Combination Transaction. For the sake of clarity, even if a Business Combination Transaction is not consummated within nine (9) months of a termination pursuant to Subsections 10.1(c) or 10.1(e), MDL shall be required to pay the TSA Expenses prior to such termination but shall not be required to pay the Alternative Proposal Fee.

     (d) Payment of the Alternative Proposal Fee and the TSA Expenses by MDL to TSA arising pursuant to the terms of Subsection 11.3(a)(ii) or (iii) shall be made contemporaneously with the consummation of such Business Combination Transaction.

11.4     Indemnification of the Indemnitees

         Without limiting any other rights the Indemnitees (as such term is defined in the Plan of Arrangement) may have as against Persons other than the Indemnifying Shareholders in respect of Losses suffered by TSA and its Affiliates in connection with this Agreement, at the Effective Time, the Indemnitees shall be entitled to exercise the rights set forth in Section 7.1 of the Plan of Arrangement and in the Escrow Agreement against the Indemnifying Shareholders in the event of any Losses suffered or incurred by an Indemnitee resulting from the inaccuracy or breach of any representation or warranty of MDL, any breach of or failure to perform any covenant or agreement of MDL in the Combination Agreement or in any certificate furnished by MDL pursuant to the Combination Agreement at Closing or any of the Indemnifying Shareholders or any other matter set forth herein to the extent and on the terms set forth in the Escrow Agreement. The Indemnitees' sole remedy for such indemnification from the Indemnifying Shareholders is as set out in Section 7.1 of the Plan of Arrangement and the Escrow Agreement.

                                  ARTICLE XII
                                  MISCELLANEOUS

12.1     Governing Law

         The laws of the Province of Alberta, Canada (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto.

12.2     Assignment Binding Upon Successors and Assigns

         None of the parties hereto may assign any of its rights or obligations hereunder or under the Ancillary Agreements without the prior written consent of the other parties hereto or thereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The TSA Companies expressly agree and acknowledge that the representations, warranties and covenants of the TSA Companies herein are for the benefit of and shall inure to the benefit of the MDL Securityholders in addition to MDL.

12.3     Severability

         If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business, legal and other purposes of the void or unenforceable provision.

12.4     Facsimile and Counterparts

         This Agreement may be executed by facsimile and in any number of counterparts, each of which will be deemed to be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

12.5     Other Remedies

         Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by Law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

12.6     Amendment and Waivers

         Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the MDL Securityholders, but, after such approval, no amendment will be made which by applicable Law requires the further approval of the MDL Securityholders without obtaining such further approval.

12.7     Expenses

         Each party will bear its respective fees and expenses (including the fees and expenses of legal counsel, accountants and investment bankers) incurred with respect to this Agreement, and the transactions contemplated hereby; provided, that, in the event that this transaction is consummated, the total of all such fees and expenses incurred by MDL and for which it shall be responsible (including the fees and expenses described in Section 3.16 hereof) shall not exceed CDN$1,800,000.00. MDL has provided TSA with a budget of all such fees and expenses required in connection with the completion of the transactions contemplated by this Agreement and shall use its commercially reasonable efforts to consummate such transactions without exceeding the budgeted amount and shall not enter into any agreement or take any action inconsistent with the foregoing. If MDL's aggregate fees and expenses exceed CDN$1,800,000.00, then such excess amount shall be paid by the Indemnifying Shareholders pursuant to Section 7.1 of the Plan of Arrangement and the terms of the Escrow Agreement.

12.8     Legal Fees

         Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable legal fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

12.9     Notices

         All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, by facsimile, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to MDL to:

MessagingDirect Ltd.
#900, 10117 Jasper Avenue
Edmonton, Alberta
T5J 1W8
Attention: Chief Executive Officer
Facsimile: (780) 424-4925

with a copy to:

Miller Thomson LLP
2700 Commerce Place
10155-102 Street
Edmonton, AB
T5J 4G8
Attention: Joseph Yurkovich
Facsimile: (780) 424-5866

with a copy to:

Miller Thomson LLP
20 Queen Street West, Suite 2400
Toronto, Ontario
M5H 3S1
Attention:  Barbara Doherty
Facsimile:  (416) 595-8695

If to any TSA Company:

Transaction Systems Architects, Inc.
224 South 108th Avenue
Suite 7
Omaha, Nebraska
68154
Attention:  General Counsel and Secretary
Facsimile: (402) 390-8077
with a copy to:

Baker & McKenzie
181 Bay Street
Suite 2100
Toronto, Ontario
M5J 2T3
Attention:  Kathleen M. Orysiuk
Facsimile:  (416) 863-6275


All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of a facsimile, when the party receiving such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized overnight courier, on the Business Day following dispatch, and (d) in the case of mailing, on the tenth Business Day following such mailing.

12.10    No Personal Liability

     (a) No director or officer of any MDL Company shall have, in such capacity, any personal liability to any Person under this Agreement or any other document delivered in connection with the Arrangement on behalf of a MDL Company. For the sake of clarity, if a director or officer of a MDL Company is also a MDL Securityholder, the foregoing limitation shall not apply to such Person's liability as a MDL Securityholder or under the Principal Securityholder Agreement.

     (b) No director or officer of TSA or any Affiliate of TSA shall have, in such capacity, any personal liability to any Person under this Agreement or any other document delivered in connection with the Arrangement on behalf of TSA or any Affiliate of TSA.

12.11    No Joint Venture

         Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

12.12    Further Assurances

         Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

12.13    Public Announcement

         Upon execution of this Agreement, TSA and MDL promptly will issue a joint press release approved by both parties announcing the Plan of Arrangement. Thereafter, TSA or MDL may issue such press releases, and make such other disclosures regarding the Plan of Arrangement, as each determines (after consultation with legal counsel) are required under applicable Laws or by the NASDAQ, provided that to the extent reasonably practicable each will provide advance notice to the other of the form and content of any such disclosure and opportunity to comment promptly thereon, and shall in any case promptly deliver to the other a copy of such disclosure in the form released. Notwithstanding the foregoing, before the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, MDL shall, prior to the issuance of any disclosure regarding its financial results for any period, provide to TSA a copy of such disclosure substantially in the form to be released.

12.14    Entire Agreement

         This Agreement and the exhibits hereto and the Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Mutual Non-Disclosure Agreement referred to in Section 10.3 (Effect of Termination), which shall remain in full force and effect. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Combination Agreement as of the date first above written.

                                    TRANSACTION SYSTEMS ARCHITECTS, INC.


                                    By:______________________________________
                                      Name:

                                     Title:


                                    TRANSACTION SYSTEMS ARCHITECTS
                                    NOVA SCOTIA COMPANY


                                    By:______________________________________
                                      Name:

                                     Title:


                                    TSA EXCHANGECO LIMITED


                                    By:______________________________________
                                      Name:

                                     Title:


                                    MESSAGINGDIRECT LTD.


                                    By:______________________________________
                                      Name:

                                     Title:

F:\jnh 2000\Project Mozart\Execution Copies\Combo Execution Copy1.doc

                                LIST OF EXHIBITS

                  Exhibit 2.1           -    Plan of Arrangement
                  Exhibit 2.4           -    Escrow Agreement
                  Exhibit 3.4           -    MDL Balance Sheet
                  Exhibit 7.2(b)(i)     -    Support Agreement
                  Exhibit 7.2(b)(ii)    -    Voting and Exchange Trust Agreement

                  Exhibit 8.13          -    Opinion of TSA's counsel
                  Exhibit 9.5           -    Opinion of MDL's counsel
                  Exhibit 9.9(a)        -    Affiliate Letter

                                TABLE OF CONTENTS

ARTICLE I INTERPRETATION.......................................................2
   1.1   Definitions...........................................................2
   1.2   Interpretation not affected by headings, etc..........................9
   1.3   Currency.............................................................10
   1.4   Number, etc..........................................................10
   1.5   Date for any action..................................................10
   1.6   Accounting Matters...................................................10
   1.7   Statutory References.................................................10
   1.8   Knowledge............................................................10
ARTICLE II STRUCTURE OF THE TRANSACTION.......................................11
   2.1   Court Approval.......................................................11
   2.2   Arrangement..........................................................11
   2.3   Dissenting Shares....................................................13
   2.4   Escrow of Shares.....................................................13
   2.5   Other Effects of the Arrangement.....................................13
   2.6   Exchange of Call Rights for Put Rights...............................13
   2.7   Adjustments to Exchange Ratio Prior to Effective Date................14
   2.8   Total Number of Shares...............................................14
ARTICLE III REPRESENTATIONS AND WARRANTIES OF MDL.............................14
   3.1   Organization, Good Standing, Qualification and Power.................14
   3.2   Capital Structure....................................................15
   3.3   Authority............................................................16
   3.4   Financial Statements.................................................17
   3.5   Absence of Undisclosed Liabilities...................................17
   3.6   Receivables..........................................................17
   3.7   Compliance with Applicable Laws......................................18
   3.8   Litigation...........................................................18
   3.9   Employees............................................................18
   3.10     Employee Benefits.................................................21
   3.11     Absence of Certain Changes or Events..............................23
   3.12     Agreements........................................................26
   3.13     No Defaults.......................................................27
   3.14     Taxes.............................................................28
   3.15     Intellectual Property.............................................29
   3.16     Fees and Expenses.................................................31
   3.17     Insurance.........................................................32
   3.18     Ownership of Property.............................................32
   3.19     Environmental Matters.............................................33
   3.20     Interested Party Transactions.....................................33
   3.21     Board Approval....................................................33
   3.22     Vote Required.....................................................34
   3.23     Disclosure........................................................34
   3.24     Restrictions on Business Activities...............................34
   3.25     Books and Records.................................................35
   3.26     Customers.........................................................35
   3.27     Competition Act...................................................35
   3.28     Investment Canada Matters.........................................36
   3.29     Fairness Opinions.................................................36
   3.30     Sales of MDL Securities...........................................36
   3.31     Governmental Authorizations and Licenses..........................36
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE TSA COMPANIES................36
   4.1   Organization, Good Standing, Qualification and Power.................36
   4.2   Capital Structure....................................................37
   4.3   Authority............................................................37
   4.4   SEC Documents and Financial Statements...............................38
   4.5   Compliance with Law..................................................39
   4.6   Absence of Certain Changes or Events.................................39
   4.7   Investment Canada Act................................................40
   4.8   TSA Class A Common Shares............................................40
   4.9   Intellectual Property................................................40
   4.10     Restrictions on Business Activities...............................40
   4.11     TSA Holdco and TSA Exchangeco.....................................40
   4.12     No Dividends......................................................41
   4.13     Disclosure........................................................41
ARTICLE V MDL COVENANTS.......................................................41
   5.1   Advice of Changes....................................................41
   5.2   Maintenance of Business..............................................42
   5.3   Conduct of Business..................................................42
   5.4   Shareholder Approval.................................................44
   5.5   Regulatory Approvals.................................................44
   5.6   Necessary Consents...................................................44
   5.7   Access to Information................................................45
   5.8   Satisfaction of Conditions Precedent.................................45
   5.9   No Other Negotiations................................................45
   5.10     Cooperation.......................................................47
   5.11     Canadian Clearance Certificates...................................47
   5.12     Insurance Policies................................................48
   5.13     Employee Incentive Arrangements...................................48
ARTICLE VI TSA COVENANTS......................................................49
   6.1   Advice of Changes....................................................49
   6.2   Regulatory Approvals.................................................49
   6.3   Necessary Consents...................................................49
   6.4   Satisfaction of Conditions Precedent.................................49
   6.5   Employee Incentive Arrangements......................................50
   6.6   Issuance and Listing of TSA Class A Common Share.....................50
   6.7   Registration Statement...............................................50
   6.8   Non-Solicitation.....................................................50
   6.9   Cooperation..........................................................50
   6.10     Access to Information.............................................51
   6.11     Continuing Ownership..............................................51
   6.12     Preparation of Proxy Materials....................................52
   6.13     Establishment of Escrow...........................................52
ARTICLE VII CLOSING MATTERS...................................................52
   7.1   The Closing..........................................................52
   7.2   Ancillary Agreements/Reservation of Shares...........................52
ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF MDL.......................53
   8.1   Accuracy of Representations and Warranties...........................53
   8.2   Covenants............................................................53
   8.3   Absence of Material Adverse Effect...................................53
   8.4   Compliance with Law..................................................53
   8.5   Shareholder Approval.................................................54
   8.6   No Legal Action......................................................54
   8.7   Governmental Approvals...............................................54
   8.8   Exemption............................................................54
   8.9   HSR Act..............................................................54
   8.10     Tax Status........................................................54
   8.11     Delivery of Agreements............................................55
   8.12     Effectiveness of the Registration Statement.......................55
   8.13     Opinion of TSA's Counsel..........................................55
   8.14     Consents, Waivers, Etc............................................55
ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF THE TSA COMPANIES...........55
   9.1   Accuracy of Representations and Warranties...........................56
   9.2   Covenants............................................................56
   9.3   Absence of Material Adverse Effect...................................56
   9.4   Compliance with Law..................................................56
   9.5   Opinion of MDL's Counsel.............................................56
   9.6   Consents, Waivers, Etc...............................................56
   9.7   MDL Approvals........................................................57
   9.8   Plan of Arrangement..................................................57
   9.9   Delivery of Agreements...............................................57
   9.10     No Legal Action...................................................57
   9.11     Termination of Certain Agreements.................................57
   9.12     Governmental Approvals............................................57
   9.13     HSR Act...........................................................58
   9.14     Resignation of Directors and Officers.............................58
   9.15     Dissenting Shareholders...........................................58
   9.16     Exemption from Registration for Exchangeable Shares...............58
   9.17     Effectiveness of the Registration Statement.......................58
ARTICLE X TERMINATION OF AGREEMENT............................................58
   10.1     Termination.......................................................58
   10.2     Notice of Termination.............................................60
   10.3     Effect of Termination.............................................60
   10.4     Effect of Termination on Distribution Agreement...................60
ARTICLE XI SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNITY...61
   11.1     Survival of Representations and Warranties........................61
   11.2     Survival of Certain Covenants.....................................61
   11.3     Termination Fees and Expenses.....................................61
   11.4     Indemnification of the Indemnitees................................62
ARTICLE XII MISCELLANEOUS.....................................................63
   12.1     Governing Law.....................................................63
   12.2     Assignment Binding Upon Successors and Assigns....................63
   12.3     Severability......................................................63
   12.4     Facsimile and Counterparts........................................63
   12.5     Other Remedies....................................................63
   12.6     Amendment and Waivers.............................................64
   12.7     Expenses..........................................................64
   12.8     Legal Fees........................................................64
   12.9     Notices...........................................................64
   12.10    No Personal Liability.............................................66
   12.11    No Joint Venture..................................................66
   12.12    Further Assurances................................................66
   12.13    Public Announcement...............................................67
   12.14    Entire Agreement..................................................67